Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of EarthLink, Inc.

We have audited the accompanying consolidated balance sheets of EarthLink, Inc. as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EarthLink, Inc. at December 31, 2009 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), EarthLink, Inc.’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Atlanta, Georgia
March 1, 2011,

except for Note 4 and Note 20, as to which the date is June 16, 2011

EARTHLINK, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$610,995	$242,952
Marketable securities	84,966	307,814
Restricted cash	—	2,270
Accounts receivable, net of allowance of $1,736 and $1,182 as of December 31, 2009 and 2010, respectively	20,560	60,216
Prepaid expenses	4,374	12,723
Deferred income taxes, net	46,063	45,661
Other current assets	16,423	14,240
Total current assets	783,381	685,876
Long-term marketable securities	—	12,304
Property and equipment, net	34,267	241,111
Deferred income taxes, net	153,132	188,977
Purchased intangible assets, net	11,550	135,364
Goodwill	88,920	259,046
Other long-term assets	3,368	1,240
Total assets	$1,074,618	$1,523,918
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,270	$17,272
Accrued payroll and related expenses	25,093	18,402
Other accrued liabilities	34,659	75,629
Deferred revenue	25,728	40,921
Convertible senior notes, net of discount of $26,502 and $12,722 as of December 31, 2009 and 2010, respectively	232,248	243,069
Total current liabilities	323,998	395,293
Long-term debt, including premium of $26,251 as of December 31, 2010	—	351,251
Other long-term liabilities	16,596	19,506
Total liabilities	340,594	766,050
Commitments and contingencies (See Note 15)
Stockholders’ equity:
Convertible preferred stock, $0.01 par value, 100,000 shares authorized, 0 shares issued and outstanding as of December 31, 2009 and 2010	—	—
Common stock, $0.01 par value, 300,000 shares authorized, 190,472 and 191,825 shares issued as of December 31, 2009 and 2010, respectively, and 107,132 and 108,382 shares outstanding as of December 31, 2009 and 2010, respectively	1,905	1,918
Additional paid-in capital	2,118,100	2,061,555
Accumulated deficit	(729,715)	(648,235)
Treasury stock, at cost, 83,340 and 83,443 shares, respectively, as of December 31, 2009 and 2010	(656,760)	(657,611)
Accumulated other comprehensive income	494	241
Total stockholders’ equity	734,024	757,868
Total liabilities and stockholders’ equity	$1,074,618	$1,523,918

The accompanying notes are an integral part of these consolidated financial statements.

EARTHLINK, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2008	2009	2010
	(in thousands, except per share data)
Revenues	$955,577	$723,729	$622,212
Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	349,467	265,668	234,633
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	317,356	222,181	178,417
Depreciation and amortization	36,333	23,962	23,390
Impairment of goodwill and intangible assets	78,672	24,145	1,711
Restructuring and acquisition-related costs	9,142	5,615	22,368
Total operating costs and expenses	790,970	541,571	460,519
Income from operations	164,607	182,158	161,693
Gain (loss) on investments, net	2,708	(1,321)	572
Interest expense and other, net	(12,409)	(19,804)	(23,981)
Income from continuing operations before income taxes	154,906	161,033	138,284
Income tax benefit (provision)	32,184	126,085	(56,804)
Income from continuing operations	187,090	287,118	81,480
Loss from discontinued operations, net of tax	(8,506)	—	—
Net income	$178,584	$287,118	$81,480
Basic net income per share
Continuing operations	$1.71	$2.69	$0.75
Discontinued operations	(0.08)	—	—
Basic net income per share	$1.63	$2.69	$0.75
Basic weighted average common shares outstanding	109,531	106,909	108,057
Diluted net income per share
Continuing operations	$1.68	$2.66	$0.74
Discontinued operations	(0.08)	—	—
Diluted net income per share	$1.61	$2.66	$0.74
Diluted weighted average common shares outstanding	111,051	108,084	109,468
Dividends declared per common share	$—	$0.28	$0.62

The accompanying notes are an integral part of these consolidated financial statements.

EARTHLINK, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

	Common Stock		Additional Paid-in	Accumulated	Treasury Stock		Accumulated Other Comprehensive	Total Stockholders’	Total Comprehensive
	Shares	Amount	Capital	Deficit	Shares	Amount	Income (Loss)	Equity	Income
	(in thousands)
Balance as of December 31, 2007	186,490	$1,865	$2,107,584	$(1,191,390)	(75,943)	$(602,564)	$(977)	$314,518
Cumulative effect of change in accounting principle	—	—	—	(4,027)	—	—	—	(4,027)
Issuance of common stock pursuant to exercise of stock options and vesting of restricted stock units	1,774	18	5,728	—	—	—	—	5,746
Tax benefit from equity awards	—	—	1,017	—	—	—	—	1,017
Termination of convertible note hedge and warrant agreements	—	—	1,425	—	—	—	—	1,425
Stock-based compensation expense	—	—	20,133	—	—	—	—	20,133
Repurchase of common stock	—	—	—	—	(3,805)	(31,856)	—	(31,856)
Reclassification adjustment for realized gains and losses on certain investments	—	—	—	—	—	—	893	893
Unrealized holding gains on certain investments, net of tax	—	—	—	—	—	—	42	42	$42
Net income	—	—	—	178,584	—	—	—	178,584	178,584
Total comprehensive income									$178,626
Balance as of December 31, 2008	188,264	1,883	2,135,887	(1,016,833)	(79,748)	(634,420)	(42)	486,475
Issuance of common stock pursuant to exercise of stock options and vesting of restricted stock units	2,208	22	5,054	—	—	—	—	5,076
Tax withholdings related to net share settlements of restricted stock units and stock options	—	—	(5,450)	—	—	—	—	(5,450)
Dividends paid on shares outstanding and restricted stock units	—	—	(30,006)	—	—	—	—	(30,006)
Dividends payable on restricted stock units	—	—	(616)	—	—	—	—	(616)
Stock-based compensation expense	—	—	13,231	—	—	—	—	13,231
Repurchase of common stock	—	—	—	—	(3,592)	(22,340)	—	(22,340)
Unrealized holding gains on certain investments, net of tax	—	—	—	—	—	—	536	536	$536
Net income	—	—	—	287,118	—	—	—	287,118	287,118
Total comprehensive income									$287,654
Balance as of December 31, 2009	190,472	1,905	2,118,100	(729,715)	(83,340)	(656,760)	494	734,024
Issuance of common stock pursuant to exercise of stock options and vesting of restricted stock units	1,353	13	2,738	—	—	—	—	2,751
Tax withholdings related to net share settlements of restricted stock units and stock options	—	—	(3,535)	—	—	—	—	(3,535)
Dividends paid on shares outstanding and restricted stock units	—	—	(67,474)	—	—	—	—	(67,474)
Dividends payable on restricted stock units	—	—	(514)	—	—	—	—	(514)
Stock-based compensation expense	—	—	9,919	—	—	—	—	9,919
Restricted stock units assumed and converted	—	—	2,275	—	—	—	—	2,275
Debt redemption	—	—	(176)	—	—	—	—	(176)
Change in deferred tax asset	—	—	222	—	—	—	—	222
Repurchase of common stock	—	—	—	—	(103)	(851)	—	(851)
Unrealized holding losses on certain investments, net of tax	—	—	—	—	—	—	(253)	(253)	$(253)
Net income	—	—	—	81,480	—	—	—	81,480	81,480
Total comprehensive income									$81,227
Balance as of December 31, 2010	191,825	$1,918	$2,061,555	$(648,235)	(83,443)	$(657,611)	$241	$757,868

The accompanying notes are an integral part of these consolidated financial statements.

EARTHLINK, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Cash flows from operating activities:
Net income	$178,584	$287,118	$81,480
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,333	23,962	23,390
Impairment of goodwill and intangible assets	78,672	24,145	1,711
Non-cash income taxes	(42,714)	(135,359)	49,536
Stock-based compensation	20,133	13,231	9,959
Amortization of debt discount, premium and issuance costs	12,513	13,644	14,294
Loss on disposals and impairments of assets	10,078	345	725
(Gain) loss on investments in other companies, net	(2,708)	1,321	(572)
Gain on conversion of debt	—	—	(172)
Decrease in accounts receivable, net	10,929	10,009	16
(Increase) decrease in prepaid expenses and other assets	(4,535)	8,193	1,490
Decrease in accounts payable and accrued and other liabilities	(54,632)	(29,839)	(25,175)
Decrease in deferred revenue	(12,041)	(8,148)	(2,233)
Net cash provided by operating activities	230,612	208,622	154,449
Cash flows from investing activities:
Purchase of business, net of cash acquired	—	—	(192,252)
Purchases of property and equipment	(5,681)	(13,119)	(24,025)
Purchases of investments in marketable securities	(53,027)	(56,702)	(362,127)
Sales and maturities of investments in marketable securities	109,929	24,259	132,592
Payments to settle precombination stock awards	—	—	(9,062)
Purchases of subscriber bases	(1,232)	—	—
Proceeds received from investments in other companies	57,070	8,441	1,618
Other	65	—	(937)
Net cash provided by (used in) investing activities	107,124	(37,121)	(454,193)
Cash flows from financing activities:
Repurchases of common stock	(31,856)	(22,340)	(851)
Payment of dividends	—	(30,006)	(67,474)
Proceeds from exercises of stock options	8,139	5,312	2,829
Principal payments under capital lease obligations	(2,707)	(36)	(35)
Other financing activities	1,425	—	(2,768)
Net cash used in financing activities	(24,999)	(47,070)	(68,299)
Net increase (decrease) in cash and cash equivalents	312,737	124,431	(368,043)
Cash and cash equivalents, beginning of year	173,827	486,564	610,995
Cash and cash equivalents, end of year	$486,564	$610,995	$242,952

The accompanying notes are an integral part of these consolidated financial statements.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.                                      Description of Business

EarthLink, Inc. (“EarthLink” or the “Company”), together with its consolidated subsidiaries, provides a comprehensive suite of communications services to individual and business customers. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to individual customers. These services include dial-up and high-speed Internet access services, ancillary services sold as add-on features to our Internet access services, search and advertising. The Company’s Business Services segment provides integrated communications to businesses, enterprise organizations and communications carriers. These services include data services, including managed IP-based network services and broadband Internet access services; voice services, including local exchange, long-distance and conference calling; mobile data and voice services; and web hosting. The Company provides its Consumer Services primarily through third-party telecommunications service providers, and provides its Business Services primarily through a nationwide fiber optic-based network utilizing Multi-Protocol Label Switching (“MPLS”) and other technologies and a 14-state fiber optic network. The Company also sells transmission capacity to other communications providers on a wholesale basis. For further information concerning the Company’s business segments, see Note 18, “Segment Information.”

2.                                      Summary of Significant Accounting Policies

Basis of Consolidation

The consolidated financial statements include the accounts of EarthLink and all wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Discontinued Operations

The Company reflected its municipal wireless broadband results of operations as discontinued operations for the year ended December 31, 2008. See Note 5, “Discontinued Operations,” for further discussion.

Business Combinations

The Company accounts for business combinations by recognizing all of the assets acquired and liabilities assumed at the acquisition date fair value. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions as a part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the acquisition date, the Company’s estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, the Company records adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to the Company’s Consolidated Statements of Operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying footnotes. Actual results could differ from those estimates. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

related to the allowance for doubtful accounts; the use, recoverability, and/or realizability of certain assets, including deferred tax assets; useful lives of intangible assets and property and equipment; the fair values of assets acquired and liabilities assumed in acquisitions of businesses, including acquired intangible assets; expected results of disputed vendor charges for cost of services; facility exit and restructuring liabilities; fair values of investments; stock-based compensation; unrecognized tax benefits; contingent liabilities and long-lived asset impairments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less at the date of acquisition. Cash equivalents are stated at cost, which approximates fair value.

Marketable Securities

Marketable securities consist of investments with original maturities greater than three months at the date of acquisition. Marketable securities with maturities less than one year from the balance sheet date are classified as short-term marketable securities. Marketable securities with maturities greater than one year from the balance sheet date are classified as long-term marketable securities. These investments primarily consist of government and agency notes, which include U.S. treasury securities and government-sponsored debt securities, commercial paper and corporate debt securities, all of which bear a minimum short-term rating of A1/P1 or a minimum long-term rating of A/A2. These securities are classified as available for sale. Available-for-sale securities are carried at fair value, with any unrealized gains and losses, net of tax, included in accumulated other comprehensive income as a separate component of stockholders’ equity and in total comprehensive income. Amounts reclassified out of accumulated other comprehensive income into earnings are determined on a specific identification basis. Realized gains and losses on marketable securities are included in gain (loss) on investments, net, in the Consolidated Statements of Operations and are determined on a specific identification basis.

As of December 31, 2009, marketable securities also included auction rate securities. The Company’s auction rate securities were variable-rate debt instruments whose underlying agreements had contractual maturities of up to 40 years, but had interest rate reset periods at pre-determined intervals, usually every 28 days. These securities were predominantly secured by student loans guaranteed by state related higher education agencies and reinsured by the U.S. Department of Education. Beginning in February 2008, auctions for these securities failed to attract sufficient buyers, resulting in the Company continuing to hold such securities. In October 2008, EarthLink entered into an agreement with the broker that sold the Company its auction rate securities that gave the Company the right to sell its existing auction rate securities back to the broker at par plus accrued interest, beginning on June 30, 2010 until July 2, 2012 (herein referred to as the “put right”). As a result of the put right, these securities were classified as short-term marketable securities in the Consolidated Balance Sheet as of December 31, 2009. The Company’s auction rate securities were classified as trading securities and were carried at fair value, with unrealized gains and losses included in gain (loss) on investments, net, in the Consolidated Statements of Operations. During the year ended December 31, 2010, the Company sold its auction rate securities to the selling broker at par, plus accrued interest. As a result, the Company no longer held investments in auction rate securities as of December 31, 2010. See Note 6, “Investments,” for more information.

The Company periodically evaluates whether declines in fair values of its investments below their cost are potentially other than temporary. This evaluation consists of several qualitative and quantitative factors such as the length of time and extent to which fair value has been below cost basis, the financial condition

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of the issuer and the Company’s ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery in market value.

Allowance for Doubtful Accounts

EarthLink maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make payments. In assessing the adequacy of the allowance for doubtful accounts, management considers multiple factors including the aging of its receivables, historical write-offs, the credit quality of its customers, the general economic environment and other factors that may affect customers’ ability to pay. If the financial condition of EarthLink’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. The Company’s allowance for doubtful accounts was $1.7 million and $1.2 million as of December 31, 2009 and 2010, respectively. The Company recorded bad debt expense of $16.1 million, $6.2 million and $3.6 million during the years ended December 31, 2008, 2009 and 2010, respectively. The Company’s write-offs of uncollectible accounts were $18.5 million, $8.5 million and $4.1 million during the years ended December 31, 2008, 2009 and 2010, respectively.

Inventory

Inventory primarily consists of customer premises equipment held for resale and is valued at the lower of cost or market, using the first-in, first-out method.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Property and equipment acquired in connection with business combinations are stated at the acquisition date fair value. Expenditures for maintenance and repairs are charged to operating expense as incurred. Upon retirements or sales, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains and losses are included in interest expense and other, net, or as facility exit and restructuring costs, as appropriate. Upon impairment, the Company accelerates depreciation of the asset and such cost is included in operating expenses. Depreciation expense is determined using the straight-line method over the estimated useful lives of the various asset classes. Leasehold improvements are depreciated using the straight-line method over the shorter of their estimated useful lives or the remaining term of the lease. When leases are extended, the remaining useful lives of leasehold improvements are increased as appropriate, but not for a period in excess of the remaining lease term. The estimated useful lives of property and equipment are as follows:

Buildings	15–30 years
Fiber optic network	10–20 years
Telecommunciations equipment	2–10 years
Computer hardware and software	2–5 years
Furniture, fixtures and office equipment	2–5 years
Customer acquisition costs	31–36 months
Leasehold improvements	Shorter of estimated useful life or lease term

The Company capitalizes costs directly related to the design, deployment and expansion of its network and operating support systems, including employee-related costs. The Company also capitalizes customer installation and acquisition costs related to its Business Services customers to the extent they are recoverable. Customer installation costs represent nonrecurring fees paid to other telecommunications carriers for services performed by the carriers when the Company orders facilities in connection with new

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

customers acquired by the Company. Customer acquisition costs include internal personnel costs directly associated with the provisioning of new customer orders. Such customer acquisition costs represent incremental direct costs incurred by the Company that would not have been incurred absent a new customer contract. Customer installation and acquisition costs are amortized over the actual weighted average initial contract terms of contracts initiated each month, assuming a customer churn factor.

Investments

Equity investments in other companies.  Investments in other companies are accounted for under the cost method of accounting because the Company does not have the ability to exercise significant influence over the companies’ operations. Under the cost method of accounting, investments in private companies are carried at cost and are only adjusted for other-than-temporary declines in fair value and distributions of earnings. For cost method investments in public companies that have readily determinable fair values, the Company classifies its investments as available for sale and, accordingly, records these investments at their fair values with unrealized gains and losses included as a separate component of stockholders’ equity and in total comprehensive income. Upon sale or liquidation, realized gains and losses are included in the Consolidated Statement of Operations. Amounts reclassified out of accumulated other comprehensive income into earnings are determined on a specific identification basis.

Management regularly evaluates the recoverability of its investments based on the performance and the financial position of those companies as well as other evidence of market value. Such evaluation includes, but is not limited to, reviewing the investee’s cash position, recent financings, projected and historical financial performance, cash flow forecasts and financing needs. Management also regularly evaluates whether declines in fair values of its investments below their cost are potentially other than temporary. This evaluation consists of several qualitative and quantitative factors regarding the severity and duration of the unrealized loss as well as the Company’s ability and intent to hold the investment for a period of time to recover the cost basis of the investment.

Put right.  The Company had a put right to sell its auction rate securities back to the broker. The put right was classified as other current assets in the Consolidated Balance Sheet as of December 31, 2009. The Company elected the fair value option for the put right and recorded the put right at fair value, with changes in fair value recognized as gain (loss) on investments, net, in the Consolidated Statement of Operations. The fair value of the put right was estimated using a discounted cash flow analysis. During the year ended December 31, 2010, the Company sold its auction rate securities to the selling broker at par, plus accrued interest. As a result, the Company no longer had a put right as of December 31, 2010. See Note 6, “Investments,” for more information.

Variable Interest Entities

Variable interest entities (“VIEs”) are entities that either do not have equity investors with proportionate economic and voting rights or have equity investors that do not provide sufficient financial resources for the entity to support its activities. Consolidation is required if it is determined that the Company absorbs a majority of the expected losses and/or receives a majority of the expected returns. In determining if an investee is a VIE and whether EarthLink must consolidate its results, management evaluates whether the equity of the entity is sufficient to absorb its expected losses and whether EarthLink is the primary beneficiary. Management generally performs this assessment at the date EarthLink becomes involved with the entity and upon changes in the capital structure or related governing documents of the entity. Management has concluded that the Company does not have any arrangements with entities that would require consolidation.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and Purchased Intangible Assets

Goodwill is the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations accounted for under the purchase method of accounting. Purchased intangible assets consist primarily of subscriber bases and customer relationships, acquired software and technology, trade names and other assets acquired in conjunction with the purchases of businesses and subscriber bases from other companies. When management determines material intangible assets are acquired in conjunction with the purchase of a company, EarthLink determines the fair values of the identifiable intangible assets by taking into account management’s own analysis and an independent third party appraisal. Intangible assets determined to have definite lives are amortized on a straight-line basis over their estimated useful lives. Subscriber bases acquired directly are valued at cost plus assumed service liabilities, which approximates fair value at the time of purchase.

The Company does not amortize goodwill and intangible assets deemed to have indefinite lives. The Company tests its goodwill and indefinite-lived intangible assets annually during the fourth quarter of its fiscal year or when events and circumstances indicate that those assets might be permanently impaired. Impairment testing of goodwill is required at the reporting unit level (operating segment or one level below operating segment) and involves a two-step process. The first step of the impairment test involves comparing the estimated fair value of the Company’s reporting units with the reporting units’ carrying amounts, including goodwill. The Company estimates the fair value of the reporting unit using discounted expected future cash flows. If the carrying amount of the reporting unit exceeds its fair value, a second step is performed to compare the carrying amount of goodwill to the implied fair value of that goodwill. If the carrying amount of goodwill exceeds the implied fair value of that goodwill, an impairment loss would be recognized in an amount equal to the excess. Impairment testing of intangible assets deemed to have indefinite lives is performed by comparing the carrying value of the asset to the fair value. If the carrying amount of an indefinite-lived intangible asset exceeds the fair value, an impairment loss is recognized equal to the excess.

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets, including property and equipment and purchased definite-lived intangible assets, for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, EarthLink recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss, if any, based on the difference between the carrying amount and fair value. Long-lived assets held for sale are reported at the lower of cost or fair value less costs to sell.

Leases

The Company categorizes leases at their inception as either operating or capital leases depending on certain criteria. The Company recognizes rent expense for operating leases on a straight-line basis without regard to deferred payment terms, such as rent holidays or fixed escalations. Incentives are treated as a reduction of the Company’s rent costs over the term of the lease agreement. The Company records leasehold improvements funded by landlords under operating leases as leasehold improvements and deferred rent.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

General.  EarthLink recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured. EarthLink’s customers generally pay in advance for their services, and revenue is recognized ratably over the service period. Advance payments from customers for invoiced services that have not yet been performed are recorded as deferred revenue in the Consolidated Balance Sheets.

Consumer Services.  The Company’s Consumer Services segment earns revenue from narrowband access services (including traditional, fully-featured narrowband access and value-priced narrowband access) and broadband access services (including high-speed access via cable and DSL and Voice-over-Internet Protocol (“VoIP”)). The Company’s Consumer Services segment also earns revenues from value-added services, which include revenues from ancillary services sold as add-on features to EarthLink’s Internet access services, such as security products, premium email only, home networking, email storage and Internet call waiting; search revenues; and advertising revenues. Revenues from access services generally consist of recurring monthly charges for such services; usage fees; installation fees; termination fees; and fees for equipment. Value-added services revenues consist of fees charged for ancillary services; fees charged for paid placements for searches; delivering traffic to EarthLink’s partners in the form of subscribers, page views or e-commerce transactions; advertising EarthLink partners’ products and services in EarthLink’s various online properties; and referring EarthLink customers to partners’ products and services. Advertising revenues are recorded when earned based on the per unit contractual rate and the number of units sold, number of subscriber impressions, or number of subscriber purchases or actions.

Business Services.  The Company’s Business Services segment earns revenue by providing high-speed or broadband data communications services, which include managed IP-based networks and Internet access; voice services, which include local exchange services, long distance and conference calling services; mobile voice and data services; and the sale of transmission capacity to other telecommunications carriers. Revenues from these services generally consist of recurring monthly charges for such services; usage fees; installation fees; and termination fees. The Company’s Business Services segment also earns revenue by providing web hosting services. Web hosting revenues consist of fees charged for leasing server space and providing web services to enable customers to build and maintain an effective online presence.

When the Company receives service activation and installation fee revenues in advance of the provision of services, the Company defers the service activation and installation fee revenues and amortizes them over the actual weighted average initial contract terms of contracts initiated each month, assuming a customer churn factor.

The Company generates revenues from the sale of telephone systems, other equipment, and services. Revenues from these sources are recognized upon installation or as services are performed. Revenues, such as the sale of telephone systems, may be part of multiple element arrangements. For example, the Company may provide for the sale of equipment and installation of that equipment or, alternatively, may sell these products separately without installation. The Company identifies the sale of and installation of equipment as separate elements in the earnings process, and if a separate element (installation) is essential to the functionality of another element (equipment sale), the Company recognizes revenue for a delivered element only when the remaining elements in the arrangement are delivered.

Gross versus net revenue recognition.  EarthLink maintains relationships with certain telecommunication partners in which it provides services to customers using the “last mile” element of the telecommunication providers’ networks. The term “last mile” generally refers to the element of

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

telecommunications networks that is directly connected to homes and businesses. Generally, when EarthLink is the primary obligor in the transaction with the subscriber, has latitude in establishing prices, is the party determining the service specifications or has several but not all of these indicators, EarthLink records the revenue at the amount billed the subscriber. If EarthLink is not the primary obligor and/or the broadband partner has latitude in establishing prices, EarthLink records revenue associated with the related subscribers on a net basis, netting the cost of revenue associated with the service against the gross amount billed the customer and recording the net amount as revenue.

Taxes Collected from Customers and Remitted to Governmental Authorities

The Company currently records all taxes billed to its customers and remitted to governmental authorities, including Universal Service Fund contributions and sales, use and excise taxes, on a net basis in the Consolidated Statements of Operations.

Cost of Revenues

Cost of revenues includes costs directly associated with providing services to the Company’s customers. Cost of revenues does not include depreciation and amortization expense. Cost of revenues for the Company’s Consumer Services segment primarily consists of telecommunications fees and network operations costs incurred to provide the Company’s Internet access services; fees paid to content providers for information provided on the Company’s online properties; and the cost of equipment sold to customers for use with the Company’s services. Consumer Services cost of revenues also include sales incentives, which include the cost of promotional products and services provided to potential and new subscribers, including free modems and other hardware and free Internet access on a trial basis. EarthLink classifies the costs of sales incentives as cost of revenues.

Cost of revenues for the Company’s Business Services segment primarily consists of the cost of connecting customers to the Company’s networks via leased facilities; the costs of leasing components of its network facilities; costs paid to third-party providers for interconnect access and transport services; and the costs of equipment sold to customers for use with the Company’s services. The Company utilizes other carriers to provide services where the Company does not have facilities. The Company utilizes a number of different carriers to terminate its long distance calls outside the southeastern United States. These costs are expensed as incurred. These costs include an estimate of charges for which invoices have not yet been received, and are based upon the estimated number of transmission lines and facilities in service, estimated minutes of use and estimated amounts accrued for pending disputes with other carriers, as well as upon the contractual rates charged by the Company’s service providers. Subsequent adjustments to these estimates may occur after the bills are received for the actual costs incurred, but these adjustments generally are not expected to be material to operating results.

Selling, General and Administrative Expense

The Company’s selling, general and administrative expenses consist of expenses related to sales and marketing, customer service, network operations, information technology, regulatory, billing and collections, corporate administration, and legal and accounting. Such costs include salaries and related employee costs (including stock-based compensation), outsourced labor, professional fees, property taxes, travel, insurance, rent, advertising and other administrative expenses.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising Costs

Advertising costs are expensed as incurred and included in selling, general and administrative expense. Advertising expenses were $21.6 million, $13.8 million and $12.4 million during the years ended December 31, 2008, 2009 and 2010, respectively.

Stock-Based Compensation

As of December 31, 2010, EarthLink had various stock-based compensation plans, which are more fully described in Note 12, “Stock-Based Compensation.” The Company measures compensation cost for all stock awards at fair value on the date of grant and recognizes compensation expense over the requisite service period for awards expected to vest. The Company estimates the fair value of stock options using the Black-Scholes valuation model, and determines the fair value of restricted stock units based on the number of shares granted and the quoted price of EarthLink’s common stock on the date of grant. Such value is recognized as expense over the requisite service period, net of estimated forfeitures, using the straight-line attribution method. For performance-based awards, the Company recognizes expense over the requisite service period, net of estimated forfeitures, using the accelerated attribution method when it is probable that the performance measure will be achieved. The estimate of awards that will ultimately vest requires significant judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts will be recorded as a cumulative adjustment in the period estimates are revised. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class and historical employee attrition rates. Actual results, and future changes in estimates, may differ substantially from the Company’s current estimates.

Restructuring and Acquisition-Related Costs

The Company recognizes a liability for costs associated with an exit or disposal activity when the liability is incurred. Facility exit and restructuring liabilities include estimates for, among other things, severance payments and amounts due under lease obligations, net of estimated sublease income, if any. Key variables in determining lease estimates include operating expenses due under lease arrangements, the timing and amounts of sublease rental payments, tenant improvement costs and brokerage and other related costs. The Company periodically evaluates and, if necessary, adjusts its estimates based on currently-available information. Such adjustments are classified as restructuring and acquisition-related costs in the Consolidated Statements of Operations.

Acquisition-related costs are expensed in the period in which the costs are incurred and the services are received. Acquisition-related costs consist of external costs directly related to EarthLink’s acquisitions, such as advisory, legal, accounting, valuation and other professional fees. Acquisition-related costs also include employee severance and benefit costs and costs resulting from the settlement of stock-based awards attributable to postcombination service in connection with the ITC^DeltaCom acquisition. See Note 3, “Acquisitions,” for more detail.

Post-Employment Benefits

Post-employment benefits primarily consist of the Company’s severance plans. When the Company has either a formal severance plan or a history of consistently providing severance benefits representing a substantive plan, the Company recognizes severance costs when they are both probable and reasonably estimable.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Income Taxes

The Company recognizes deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using tax rates in effect for the year in which the temporary differences are expected to reverse. A valuation allowance is recorded to reduce the carrying amounts of net deferred tax assets if it is more likely than not that those assets will not be realized. EarthLink considers many factors when assessing the likelihood of future realization including the Company’s recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income, prudent and feasible tax planning strategies that are available, the carryforward periods available to the Company for tax reporting purposes and other relevant factors.

The Company records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Consolidated Statements of Operations.

Earnings per Share

The Company presents a dual presentation of basic and diluted earnings per share. Basic earnings per share represents net income divided by the weighted average number of common shares outstanding during the reported period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock, including stock options, restricted stock units, phantom share units and convertible debt (collectively “Common Stock Equivalents”), were exercised or converted into common stock. The dilutive effect of outstanding stock options, restricted stock units and convertible debt is reflected in diluted earnings per share by application of the treasury stock method. The dilutive effect of phantom share units is reflected on an if-converted basis. In applying the treasury stock method for stock-based compensation arrangements, the assumed proceeds are computed as the sum of the amount the employee must pay upon exercise, the amount of compensation cost attributed to future services and not yet recognized and the amount of excess tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the awards.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the computation for basic and diluted net income per share for the years ended December 31, 2008, 2009 and 2010:

	Year Ended December 31,
	2008	2009	2010
	(in thousands, except per share data)
Numerator
Income from continuing operations	$187,090	$287,118	$81,480
Loss from discontinued operations	(8,506)	—	—
Net income	$178,584	$287,118	$81,480
Denominator
Basic weighted average common shares outstanding	109,531	106,909	108,057
Dilutive effect of Common Stock Equivalents	1,520	1,175	1,411
Diluted weighted average common shares outstanding	111,051	108,084	109,468
Basic net income per share
Continuing operations	$1.71	$2.69	$0.75
Discontinued operations	(0.08)	—	—
Basic net income per share	$1.63	$2.69	$0.75
Diluted net income per share
Continuing operations	$1.68	$2.66	$0.74
Discontinued operations	(0.08)	—	—
Diluted net income per share	$1.61	$2.66	$0.74

During the years ended December 31, 2008, 2009 and 2010, approximately 8.4 million, 4.9 million and 2.6 million, respectively, stock options and restricted stock units were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive. The shares that underlie the Company’s convertible senior notes were also excluded from the calculation of diluted earnings per share during the years ended December 31, 2008 and 2009 because their effect would have been anti-dilutive. Anti-dilutive securities could be dilutive in future periods.

Comprehensive Income

Comprehensive income as presented in the Consolidated Statements of Stockholders’ Equity and Comprehensive Income includes unrealized gains and losses which are excluded from the Consolidated Statements of Operations. For the years ended December 31, 2008, 2009 and 2010, these amounts included changes in unrealized gains and losses, net of tax, on certain investments classified as available-for-sale.

Certain Risks and Concentrations

Credit Risk.  By their nature, all financial instruments involve risk, including credit risk for non-performance by counterparties. Financial instruments that potentially subject the Company to credit risk consist principally of cash equivalents, marketable securities and trade receivables. In addition, credit risk for the Company’s cash equivalents and marketable securities may be exacerbated by unfavorable economic conditions. If financial markets experience prolonged periods of decline, the value or liquidity of the Company’s cash equivalents and marketable securities could decline and result in an other-than-temporary decline in fair value, which could adversely affect the Company’s financial position, results of operations and cash flows.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s cash investment policy limits investments to investment grade instruments. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the U.S. Credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company’s customer base. Additionally, the Company maintains allowances for potential credit losses. As of December 31, 2009, two companies each accounted for more than 10% of gross accounts receivable. As of December 31, 2010, one company accounted for approximately 10% of gross accounts receivable. Management regularly evaluates the recoverability of its investments in other companies based on the performance and the financial position of those companies as well as other evidence of market value.

Regulatory Risk.  The Company is subject to certain regulations and requirements of the Federal Communications Commission (the “FCC”) and various state public service commissions. Please refer to “Regulatory Environment” in the Business section of this Annual Report on Form 10-K for a discussion of the regulatory risks to which the Company is subject.

Supply Risk.  The Company’s business depends on the capacity, affordability, reliability and security of third-party network service providers. Only a small number of providers offer the network services the Company requires, and the majority of its network services are currently purchased from a limited number of network service providers. Although management believes that alternate network providers could be found in a timely manner, any disruption of these services could have a material adverse effect on the Company’s financial position, results of operations and cash flows.

The Company also relies on the reliability, capacity and effectiveness of its outsourced customer service and technical support providers. The Company’s Consumer Services segment relies primarily on one customer service and technical support vendor. The Company purchases customer service and technical support services primarily from geographically dispersed service providers. The customer service and technical support service providers may become subject to financial, economic, environmental and political risks, system failures or other services interruptions beyond the Company’s or the providers’ control which could jeopardize their ability to deliver services. Although management believes that alternate contact center service providers could be found in a timely manner, any disruption of these services could have a material adverse effect on the Company’s financial position, results of operations and cash flows.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, cash equivalents, trade receivables and trade payables approximate their fair values because of their nature and respective durations. The Company’s short- and long-term investments in marketable securities consist of available-for-sale and trading securities that are carried at fair value. The Company’s equity investments in publicly-held companies are stated at fair value, which is based on quoted market prices, with unrealized gains and losses included in stockholders’ equity. The Company’s investments in privately-held companies are stated at cost, net of other-than-temporary impairments, because it is impracticable to estimate fair value.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation. Specifically, the Company combined sales and marketing, operations and customer support and general and administrative expenses into selling, general and administrative expenses. In addition, the Company reclassified depreciation expense from cost of revenues and selling, general and administrative expenses to depreciation and amortization. Approximately $11.5 million and $8.1 million was reclassified from cost of revenues to depreciation and amortization during the years ended

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2008 and 2009, respectively, and approximately $11.5 million and $8.1 million was reclassified from selling, general and administrative expenses to depreciation and amortization during the years ended December 31, 2008 and 2009, respectively.

Recently Issued Accounting Pronouncements

In September 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance on revenue recognition. The new guidance addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit and to modify the manner in which the transaction consideration is allocated across the separately identifiable deliverables and how revenue is recognized. The new guidance also significantly expands the disclosure requirements for multiple- element arrangements. The new guidance is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company does not expect the adoption of the new guidance to have a material impact on its financial statements.

In December 2010, the FASB issued new guidance on when to perform Step 2 of the goodwill impairment test for reporting units with zero or negative carrying amounts. The new guidance modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. Early adoption is not permitted. The Company does not expect the adoption of the new guidance to have a material impact on its financial statements.

Also in December 2010, the FASB issued new guidance on disclosure of supplementary pro forma financial information for business combinations. The new guidance specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The new guidance also expands the supplemental pro forma disclosures for business combinations to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The new guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The Company does not expect the adoption of the new guidance to have a material impact on its financial statements.

3.                                      Acquisitions

Acquisition of ITC^DeltaCom

On December 8, 2010, EarthLink completed its acquisition of ITC^DeltaCom, a provider of integrated communications services to customers in the southeastern U.S., for $3.00 per share and the assumption of debt. Under the terms of the merger agreement, EarthLink acquired 100% of ITC^DeltaCom in a merger transaction with ITC^DeltaCom surviving as a wholly-owned subsidiary of EarthLink. The acquisition will enable EarthLink to become an IP infrastructure and managed services provider by combining its existing business services with ITC^Deltacom’s integrated communications business.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the preliminary fair value of consideration transferred to acquire ITC^DeltaCom (in thousands):

Acquisition of approximately 83.8 million shares of outstanding common stock of ITC^DeltaCom at $3.00 per share in cash	$251,489
Estimated fair value of retricted stock units assumed and converted	2,275
Total estimated consideration	$253,764

The Company allocated the total estimated consideration to the tangible assets and intangible assets acquired and liabilities assumed based on their estimated fair values. The excess of the purchase price over those fair values was recorded as goodwill. The following table summarizes the preliminary amounts of identified assets acquired and liabilities assumed recognized at the acquisition date (in thousands):

Acquired Assets:
Cash and cash equivalents	$59,237
Property and equipment	200,546
Goodwill	170,126
Intangible assets	131,200
Deferred tax assets, net	85,295
Other assets*	59,365
Total assets	705,769
Assumed Liabilities:
Senior secured notes due 2016	(351,520)
Deferred revenue	(17,905)
Other liabilities	(82,580)
Total liabilities	(452,005)
Total consideration	$253,764

*                                         Includes a fair value of $39.7 million assigned to accounts receivable which had a gross contractual value of $43.4 million as of December 8, 2010. The $3.7 million difference represents the Company’s best estimate of the contractual cash flows that will not be collected.

During the three months ended March 31, 2011, the Company finalized certain provisional amounts recognized at the acquisition date related to deferred taxes. The Company retrospectively adjusted the provisional amounts recorded at the acquisition date to reflect the new information obtained. As a result, the carrying amount of deferred tax assets was increased by $18.8 million as of December 31, 2010, with a corresponding decrease to goodwill.  The Consolidated Balance Sheet as of December 31, 2010 and the allocation of consideration transferred noted above have been reflected for this adjustment. The primary areas of the purchase price allocation that are not yet finalized relate to additional income tax estimates.

In connection with the merger, each ITC^DeltaCom stock option was cancelled in exchange for cash equal to the difference between the merger consideration and the exercise price, and certain ITC^DeltaCom restricted stock units were cancelled in exchange for cash equal to the merger consideration. Cash paid to settle stock-based awards attributable to precombination service was recorded as goodwill, and cash paid to settle stock-based awards attributable to postcombination service was recorded as operating expense in the postcombination statement of operations. A total of $14.8 million was paid to settle stock options and restricted stock units, of which $9.1 million was recorded as a liability assumed and $5.7 million was recorded as operating expense in the postcombination statement of operations.

Also in connection with the merger, certain ITC^DeltaCom restricted stock units were assumed and converted into EarthLink restricted stock units, determined by multiplying the number of shares of common stock subject to the ITC^DeltaCom restricted stock units by conversion ratio set forth in the merger agreement. Approximately 1.8 million ITC^DeltaCom restricted stock units were converted into 0.6 million EarthLink restricted stock units based on a conversion ratio of 0.33, which was calculated as the

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

merger consideration of $3.00 divided by the average EarthLink stock price for 20 consecutive trading days ending on (and including) the second trading day immediately prior to the closing date. The fair value of the stock-based awards was determined based on the fair value of the underlying shares. The fair value of restricted stock units assumed and converted attributable to precombination services was included in the total consideration transferred, while the fair value of restricted stock units assumed and converted attributable to postcombination services will be recorded as operating expenses in the postcombination statement of operations on a straight-line basis over the remaining service periods. The total fair value of restricted stock units assumed and converted was $5.3 million, of which $2.3 million was included in the total consideration transferred and $3.0 million will be recorded as operating expense in the Consolidated Statement of Operations on a straight-line basis over the remaining service periods.

Goodwill arising from the acquisition is attributable to the assembled workforce and expected synergies and economies of scale from combining the operations of EarthLink and ITC^DeltaCom. All of the goodwill was assigned to the Company’s Business Services segment. The goodwill recognized is not expected to be deductible for income tax purposes.

The following table summarizes the components of intangible assets acquired in connection with the ITC^DeltaCom acquisition (in thousands):

	Fair Value	Useful Life
Customer relationships	$117,600	5 – 6 years
Developed technology	9,900	6 years
Trade name	3,700	3 years
Total intangible assets	$131,200

Customer relationships represent the fair values of the underlying relationships and agreements with ITC^DeltaCom’s customers. Developed technology represents the fair values of ITC^DeltaCom’s processes, patents and trade secrets related to the design and development of ITC^DeltaCom’s internally used software and technology. This proprietary know-how can be leveraged to develop new technology and improve EarthLink’s existing technologies. The trade name represents the fair values of brand and name recognition associated with ITC^DeltaCom’s services.

In connection with the acquisition, EarthLink assumed ITC^DeltaCom’s outstanding $325.0 million aggregate principal amount of 10.5% senior secured notes due 2016 (the “ITC^DeltaCom Notes”). The ITC^DeltaCom Notes were recorded at acquisition date fair value, which was based on publicly-quoted market prices. The resulting debt premium of $26.3 million is being amortized over the remaining life of the ITC^DeltaCom Notes. Under the related indenture, following the consummation of the merger, ITC^DeltaCom was required to offer to repurchase any or all of the ITC^DeltaCom Notes at 101% of their principal amount. The tender window was open from December 20, 1010 through January 18, 2011. As a result, approximately $0.2 million outstanding principal amount of the ITC^DeltaCom Notes was repurchased in January 2011. The remaining ITC^DeltaCom Notes remain outstanding as obligations of ITC^DeltaCom and its subsidiaries following the merger.

During the year ended December 31, 2010, EarthLink incurred $10.2 million of external costs directly related to EarthLink’s acquisition of ITC^DeltaCom, such as advisory, legal, accounting, valuation and other professional fees. These expenses are included in restructuring and acquisition- related costs in the Company’s Consolidated Statement of Operations for the year ended December 31, 2010.

The results of operations of ITC^DeltaCom have been included in EarthLink’s consolidated financial statements since the acquisition date. The amount of ITC^DeltaCom’s revenue and net loss included in EarthLink’s Consolidated Statement of Operations for the year ended December 31, 2010 was

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$26.6 million and $6.2 million, respectively. The following unaudited pro forma revenue and earnings of the combined entity assumes the acquisition occurred on January 1, 2009:

	Year Ended December 31,
	2009	2010
	(in thousands)
Total revenues	$1,193,053	$1,037,058
Net income	265,611	75,054

Pending Acquisitions

On December 20, 2010, EarthLink entered into an agreement to acquire One Communications Corp. (“One Communications”), a privately-held, multi- regional integrated telecommunications solutions provider in the United States. EarthLink will acquire One Communications in a transaction valued at $370 million. One Communications stockholders have the right to elect to receive the net merger consideration in the form of cash or EarthLink common stock. The acquisition will further transform EarthLink into an IP infrastructure and managed services provider by expanding its IP network footprint. Under the terms of the merger agreement, EarthLink will acquire 100% of One Communications in a merger transaction with One Communications surviving as a wholly-owned subsidiary of EarthLink. The completion of the acquisition is subject to customary closing conditions, including regulatory approvals, and is expected to close in the second quarter of 2011.

Also in December 2010, EarthLink entered into an agreement to acquire Saturn Telecommunication Services Inc. (“STS Telecom”), a privately-held provider of IP communication and information technology services to small and medium-sized businesses primarily in Florida, for approximately $28.0 million of cash. STS Telecom currently operates a sophisticated VoIP platform. EarthLink plans to leverage STS Telecom’s expertise in managed hosted VoIP on a nationwide basis as part of its Business Service offerings.

4.                                      Restructuring and Acquisition-Related Costs

Restructuring and acquisition-related costs consisted of the following during the years ended December 31, 2008, 2009 and 2010:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
2007 Restructuring Plan	$9,394	$5,743	$1,121
Legacy Restructuring Plans	(252)	(128)	294
Total facility exit and restructuring costs	9,142	5,615	1,415
Acquisition-related costs	—	—	20,953
Restructuring and acquisition-related costs	$9,142	$5,615	$22,368

2007 Restructuring Plan

In August 2007, EarthLink adopted a restructuring plan (the “2007 Plan”) to reduce costs and improve the efficiency of the Company’s operations. The 2007 Plan was the result of a comprehensive review of operations within and across the Company’s functions and businesses. Under the 2007 Plan, the Company reduced its workforce by approximately 900 employees, closed office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania and San Francisco, California and consolidated its office facilities in Atlanta, Georgia and Pasadena, California. The 2007 Plan was primarily implemented

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

during the latter half of 2007 and during the year ended December 31, 2008. However, since management continues to evaluate EarthLink’s businesses, there have been and may continue to be supplemental provisions for new cost savings initiatives as well as changes in estimates to amounts previously recorded.

The following table summarizes facility exit and restructuring costs during the years ended December 31, 2008, 2009 and 2010 and the cumulative costs incurred to date as a result of the 2007 Plan. Such costs have been classified as restructuring and acquisition-related costs in the Consolidated Statements of Operations.

	Year Ended December 31,			Cumulative Costs Incurred
	2008	2009	2010	To Date
	(in thousands)
Severance and personnel-related costs	$461	$—	$—	$30,764
Lease termination and facilities-related costs	4,808	5,697	1,012	23,733
Non-cash asset impairments	4,125	46	109	24,901
Other associated costs	—	—	—	1,131
	$9,394	$5,743	$1,121	$80,529

The Company recorded $9.4 million, $5.7 million and $1.1 million of facility exit and restructuring costs during the years ended December 31, 2008, 2009 and 2010, respectively, primarily as a result of changes to sublease estimates in its exited facilities and further consolidation in its Atlanta, Georgia facility. The asset impairment charges classified as restructuring and acquisition-related costs in the Consolidated Statements of Operations primarily relate to fixed asset write-offs due to facility closings and consolidations and the termination of certain projects for which costs had been capitalized. These assets were impaired as the carrying values of the assets exceeded the expected future undiscounted cash flows to the Company.

The following table summarizes activity for the liability balances associated with the 2007 Plan for the years ended December 31, 2008, 2009 and 2010, including changes during the years attributable to costs incurred and charged to expense and costs paid or otherwise settled:

	Severance and Benefits	Facilities	Asset Impairments	Other Costs	Total
	(in thousands)
Balance as of December 31, 2007	$12,041	$16,124	$—	$—	$28,165
Accruals	461	4,808	4,125	—	9,394
Payments	(12,502)	(6,174)	—	—	(18,676)
Non-cash charges	—	1,936	(4,125)	—	(2,189)
Balance as of December 31, 2008	—	16,694	—	—	16,694
Accruals	—	5,697	46	—	5,743
Payments	—	(5,442)	—	—	(5,442)
Non-cash charges	—	489	(46)	—	443
Balance as of December 31, 2009	—	17,438	—	—	17,438
Accruals	—	1,012	109	—	1,121
Payments	—	(5,205)	—	—	(5,205)
Non-cash charges	—	368	(109)	—	259
Balance as of December 31, 2010	$—	$13,613	$—	$—	$13,613

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Facility exit and restructuring liabilities due within one year of the balance sheet date are classified as other accrued liabilities and facility exit and restructuring liabilities due after one year are classified as other long-term liabilities in the Consolidated Balance Sheets. Of the unpaid balance as of December 31, 2009 and 2010, approximately $5.1 million and $4.7 million, respectively, was classified as other accrued liabilities and approximately $12.3 million and $8.9 million, respectively, was classified as other long-term liabilities.

Legacy Restructuring Plans

During the years ended December 31, 2003, 2004 and 2005, EarthLink executed a series of plans to restructure and streamline its contact center operations and outsource certain internal functions (collectively referred to as “Legacy Plans”). The Legacy Plans included facility exit costs, personnel-related costs and asset disposals. EarthLink periodically evaluates and adjusts its estimates for facility exit and restructuring costs based on currently-available information. Such adjustments are included as restructuring and acquisition- related costs in the Consolidated Statements of Operations. During the years ended December 31, 2008 and 2009, EarthLink recorded reductions of $0.3 million and $0.1 million, respectively, to facility exit and restructuring costs as a result of changes in estimates. During the year ended December 31 2010, EarthLink recorded $0.3 million of facility exit and restructuring costs related to Legacy Plans as a result of changes in estimates. As of December 31, 2010, all costs related to Legacy Plans had been paid or otherwise settled.

Acquisition-Related Costs

Acquisition-related costs consist of external costs directly related to EarthLink’s acquisitions, such as advisory, legal, accounting, valuation and other professional fees. Acquisition-related costs also include employee severance and benefit costs and costs resulting from cash paid to settle stock- based awards attributable to postcombination service in connection with the ITC^DeltaCom acquisition. Acquisition-related costs consisted of the following during the year ended December 31, 2010:

Year Ended December 31, 2010
(in thousands)
Transaction related costs	$10,164
Costs to settle postcombination stock awards	5,742
Severance and retention costs	5,047
Total acquisition-related costs	$20,953

5.                                      Discontinued Operations

In November 2007, management concluded that its municipal wireless broadband operations were no longer consistent with the Company’s strategic direction and the Company’s Board of Directors authorized management to pursue the divestiture of the Company’s municipal wireless broadband assets. As a result of that decision, the Company classified the municipal wireless broadband assets as held for sale on the Consolidated Balance Sheets and presented the municipal wireless broadband results of operations as discontinued operations for all periods presented. The results of operations for municipal wireless broadband were previously included in the Consumer Services segment. As of December 31, 2008, the Company had completed the divestiture of its municipal wireless broadband assets.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents summarized results of operations related to the Company’s discontinued operations for the year ended December 31, 2008:

Year Ended December 31, 2008
(in thousands)
Revenues	$1,305
Operating costs and expenses	(4,569)
Impairment, facility exit and restructuring costs	(6,326)
Income tax benefit	1,084
Loss from discontinued operations, net of tax	$(8,506)

During the year ended December 31, 2008, the Company recorded restructuring costs in connection with the 2007 Plan of $6.3 million related to the municipal wireless broadband operations. These charges are reflected within loss from discontinued operations, net of tax, in the Consolidated Statements of Operations. All costs have been paid or otherwise settled.

6.                                      Investments

Marketable Securities

The Company’s marketable securities consisted of the following as of December 31, 2009 and 2010:

	As of December 31,
	2009	2010
	(in thousands)
Auction rate securities	$42,906	$—
Government and agency securities	42,060	284,441
Commercial paper	—	14,666
Corporate debt securities	—	21,011
Total marketable securities	84,966	320,118
Less: classified as current	(84,966)	(307,814)
Total long-term marketable securities	$—	$12,304

The Company’s auction rate securities were variable-rate debt instruments whose underlying agreements had contractual maturities of up to 40 years, but had interest rate reset periods at pre-determined intervals, usually every 28 days. These securities were predominantly secured by student loans guaranteed by state related higher education agencies and reinsured by the U.S. Department of Education. Beginning in February 2008, auctions for these securities failed to attract sufficient buyers, resulting in the Company continuing to hold such securities. In October 2008, EarthLink entered into an agreement with the broker that sold the Company its auction rate securities that gave the Company the right to sell its existing auction rate securities back to the broker at par plus accrued interest, beginning on June 30, 2010 until July 2, 2012. As a result of the put right, these securities were classified as short-term marketable securities in the Consolidated Balance Sheet as of December 31, 2009.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

During the year ended December 31, 2008, the Company recorded an other-than-temporary impairment of $9.9 million to record the auction rate securities at their fair value, as the Company no longer had the intent to hold the securities until maturity. The Company also elected a one-time transfer of its auction rate securities from the available-for-sale category to the trading category. The Company recorded the value of the put right to long-term investments in its Consolidated Balance Sheet with a corresponding $9.8 million gain on investments. The Company elected the fair value option for the put right to offset the fair value changes of the auction rate securities. The other-than-temporary impairment, net of the gain on the put right, was $0.1 million during the year ended December 31, 2008 and is included in gain (loss) on investments, net, in the Consolidated Statement of Operations.

During the years ended December 31, 2009 and 2010, the Company redeemed $9.6 million and $48.2 million, respectively, of its auction rate securities at par, plus accrued interest. As a result, the Company no longer held investments in auction rate securities as of December 31, 2010. During the years ended December 31, 2009 and 2010, the Company recorded gains of $4.7 million and $5.3 million, respectively, related to the auction rate securities and recorded losses of $4.6 million and $5.3 million, respectively, related to the put right. The net gains during the years ended December 31, 2009 and 2010 are included in gain (loss) on investments, net, in the Consolidated Statements of Operations. See Note 16, “Fair Value Measurements,” for a table that reconciles the beginning and ending balances of the auction rate securities.

The following table summarizes gross unrealized gains and losses as of December 31, 2010 on the Company’s marketable securities designated as available-for-sale:

	As of December 31, 2010
	Amortized Cost	Gross Unrealized Losses	Gross Unrealized Gains	Estimated Fair Value
	(in thousands)
Government and agency notes	$284,087	$(1)	$355	$284,441
Commercial paper	14,658	—	8	14,666
Corporate debt securities	20,980	(7)	38	21,011
	$319,725	$(8)	$401	$320,118

As of December 31, 2009, the amortized cost and aggregate fair value of the Company’s marketable securities designated as available-for-sale was $42.1 million. Gross unrealized gains and gross unrealized losses as of December 31, 2009 were nominal.

The following table summarizes the estimated fair value of the Company’s marketable securities designated as available-for-sale classified by the maturity of the security:

As of December 31, 2010
(in thousands)
Due within one year	$307,814
Due after one year through two years	12,304
$320,118

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Investments

The Company’s investments as of December 31, 2009 consisted of equity investments in other companies and the Company’s put right. The Company’s equity investments in other companies had a carrying value and fair value of $1.5 million as of December 31, 2009 and were classified as other current assets in the Consolidated Balance Sheet. As of December 31, 2009, gross unrealized losses were nominal and gross unrealized gains were $0.5 million. The Company’s put right had a carrying value and fair value of $5.2 million as of December 31, 2009 and was classified as other current assets in the Consolidated Balance Sheet. During the year ended December 31, 2010, the Company sold its remaining equity investments in other companies and sold its remaining auction rate securities. As a result, equity investments in other companies and the put right were reduced to zero as of December 31, 2010.

The Company’s gain (loss) on investments, net, consisted of the following during the years ended December 31, 2008, 2009 and 2010:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Other-than-temporary impairment losses	$(3,556)	$(9,300)	$—
Cash distributions from investments	—	231	—
Gain from sale of Covad common stock	2,025	—	—
Gain from receipt of Virgin Mobile shares	4,352	—	—
Gain from receipt and sale of Sprint Nextel shares	—	7,641	100
Net change in fair value of auction rate securities and put right	(113)	107	5
Gains from sales of other investments	—	—	467
	$2,708	$(1,321)	$572

The Company had an investment in Covad Communications Group, LLC (“Covad”) consisting of 6.1 million shares of Covad common stock and $47.5 million aggregate principal amount of 12% Senior Secured Convertible Notes due 2011 (the “Covad Notes”). During the year ended December 31, 2008, Platinum Equity, LLC acquired all outstanding shares of Covad. Upon closing of the transaction, a change of control of Covad occurred, resulting in Covad’s repurchase of all Covad Notes held by EarthLink at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest. As a result, the Company received cash of $50.8 million for the aggregate principal amount of the Covad Notes plus accrued interest and received cash of $6.3 million for its 6.1 million shares of Covad common stock. The Company recognized a gain of $2.0 million based on its cost basis of the Covad common stock, which was classified as gain (loss) on investments, net, in the Consolidated Statement of Operations.

During the year ended December 31, 2008, the Company received limited partnership units equivalent to approximately 1.8 million shares of Virgin Mobile common stock in exchange for its investment in HELIO. EarthLink had an approximate 2% ownership interest in Virgin Mobile following the transaction. EarthLink accounted for its investment in Virgin Mobile under the cost method and classified the investment as available for sale. As a result of the transaction, EarthLink recognized a gain of $4.4 million, which was classified as gain (loss) on investments, net, in the Consolidated Statement of Operations.

During the year ended December 31, 2009, Sprint Nextel and Virgin Mobile completed a merger. As a result, EarthLink received 2.4 million shares of Sprint Nextel common stock for its Virgin Mobile common stock. EarthLink accounted for its investment in Sprint Nextel under the cost method and classified the investment as available for sale. During the year ended December 31, 2009, EarthLink sold 2.2 million of the Sprint Nextel shares for net proceeds of $8.2 million and recognized a $7.6 million gain resulting from

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the receipt of Sprint Nextel shares and the subsequent sale, which is included in gain (loss) on investments, net, in the Consolidated Statement of Operations. During the year ended December 31, 2010, EarthLink sold 0.2 million of the Sprint Nextel shares for net proceeds of $1.0 million and recognized a gain of $0.1 million.

7.                                      Property and Equipment

Property and equipment consisted of the following as of December 31, 2009 and 2010:

	As of December 31,
	2009	2010
	(in thousands)
Communciations and fiber optic networks	$125,166	$244,135
Office and other equipment	139,793	87,707
Land and buildings	17,243	42,807
Leasehold improvements	42,254	53,784
Construction in progress	1,051	7,258
	325,507	435,691
Less accumulated depreciation	(291,240)	(194,580)
	$34,267	$241,111

Depreciation expense charged to continuing operations, which includes depreciation expense associated with property under capital leases, was $23.0 million, $16.2 million and $17.6 million for the years ended December 31, 2008, 2009 and 2010, respectively.

During the year ended December 31, 2010, the Company wrote-down and retired abandoned and disposed property and equipment that had a cost basis of $113.2 million and accumulated depreciation of $113.1 million.

8.                                      Goodwill and Purchased Intangible Assets

Goodwill

The changes in the carrying amount of goodwill by operating segment during the year ended December 31, 2010 were as follows:

	Consumer Services Segment	Business Services Segment	Total
	(in thousands)
Balance as of December 31, 2009
Goodwill	$88,920	$87,878	$176,798
Accumulated impairment loss	—	(87,878)	(87,878)
	88,920	—	88,920
Goodwill acquired during year	—	188,890	188,890
Balance as of December 31, 2010
Goodwill	88,920	276,768	365,688
Accumulated impairment loss	—	(87,878)	(87,878)
	$88,920	$188,890	$277,810

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Goodwill acquired during the year resulted from EarthLink’s acquisition of ITC^DeltaCom, which is more fully described in Note 3, “Acquisitions.”

Purchased Intangible Assets

The following table presents the components of the Company’s acquired identifiable intangible assets included in the accompanying Consolidated Balance Sheets as of December 31, 2009 and 2010:

	As of December 31, 2009			As of December 31, 2010
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(in thousands)
Intangible assets subject to amortization:
Subscriber bases and customer relationships	$79,413	$(70,487)	$8,926	$192,414	$(71,067)	$121,347
Software and developed technology	711	(711)	—	10,611	(821)	9,790
Trade names	1,521	(608)	913	5,221	(994)	4,227
	81,645	(71,806)	9,839	208,246	(72,882)	135,364
Intangible assets not subject to amortization:
Trade names	1,711	—	1,711	—	—	—
	$83,356	$(71,806)	$11,550	$208,246	$(72,882)	$135,364

As of December 31, 2010, the gross carrying value of intangible assets subject to amortization includes $131.2 million related to the acquisition of ITC^DeltaCom. The Company’s definite-lived intangible assets primarily consist of subscriber bases and customer relationships, acquired software and technology, trade names and other assets acquired in conjunction with the purchases of businesses and subscriber bases from other companies that are not deemed to have indefinite lives. The Company’s identifiable indefinite-lived intangible assets as of December 31, 2009 consisted of certain trade names. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. The Company’s customer relationships are being amortized using the straight-line method to match the estimated cash flow generated by such assets, and the developed technology and trade names are being amortized using the straight-line method because a pattern to which the expected benefits will be consumed or otherwise used up could not be reliably determined. As of December 31, 2010, the weighted average amortization periods were 5.2 years for subscriber base assets and customer relationships, 5.8 years for software and technology and 3.6 years for trade names.

Amortization of definite-lived intangible assets for the years ended December 31, 2008, 2009 and 2010 was $13.3 million, $7.7 million and $5.7 million, respectively, and is included in depreciation and amortization in the Consolidated Statements of Operations. Based on the current amount of definite-lived intangible assets, the Company expects to record amortization expense of approximately $26.1 million, $24.7 million, $23.9 million, $22.6 million, $21.7 million and $16.4 million during the years ending December 31, 2011, 2012, 2013, 2014, 2015 and thereafter, respectively. Actual amortization expense to be reported in future periods could differ materially from these estimates as a result of asset acquisitions, changes in useful lives and other relevant factors.

During the year ended December 31, 2010, the Company removed fully amortized intangible assets that had a gross carrying value and accumulated amortization of $4.6 million.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Impairment of Goodwill and Intangible Assets

During the years ended December 31, 2008, 2009 and 2010, the Company recorded non-cash impairment charges of $78.7 million, $24.1 million and $1.7 million, respectively, which are included in impairment of goodwill and intangible assets in the Consolidated Statements of Operations.

After completing its annual impairment test during the fourth quarter of 2008, the Company concluded that goodwill and certain intangible assets recorded as a result of its April 2006 acquisition of New Edge were impaired and recorded non-cash impairment charges related to the New Edge reporting unit of $64.0 million for goodwill, $3.1 million for the indefinite-lived trade name and $11.6 million for customer relationships. The primary factor contributing to the impairment charge was the significant economic downturn. New Edge serves a large percentage of small and medium-sized business customers, especially retail businesses, which had been particularly affected by the economic downturn. Economic conditions affecting retail businesses worsened substantially during the “holiday season” in the fourth quarter of 2008. As a result, the Company updated its long-range financial outlook in the fourth quarter of 2008, which reflected decreased expectations of future growth rates and cash flows for New Edge. The Company used this updated financial outlook in conjunction with its annual impairment test.

After completing its annual impairment test during the fourth quarter of 2009, the Company concluded that goodwill and certain intangible assets recorded as a result of the New Edge acquisition were further impaired and recorded non-cash impairment charges related to the New Edge reporting unit of $23.9 million for goodwill and $0.2 million for the indefinite-lived trade name. As a result, there is no remaining carrying value related to New Edge goodwill. The primary factor contributing to the impairment charge was continued sales pressure in the small and medium-sized business market due to the economy, which adversely impacted the Company’s long-range financial outlook. The Company used this updated financial outlook in conjunction with its annual impairment test.

The annual impairment test during the fourth quarter of 2010 indicated that the fair value of the Company’s reporting units exceeded their carrying values. As a result, the Company concluded that its remaining goodwill was not impaired.

Goodwill.  Impairment testing of goodwill is required at the reporting unit level and involves a two-step process. Although the Company operates two reportable segments, Consumer Services and Business Services, the Company had identified three reporting units for evaluating goodwill for the 2008, 2009 and 2010 annual impairment tests, which were Consumer Services, New Edge and Web Hosting. The Consumer Services reportable segment was one reporting unit, while the Business Services reportable segment consisted of two reporting units, New Edge and Web Hosting. Each of these reporting units constitutes a business for which discrete financial information is available and segment management regularly reviews the operating results.

The first step of the annual impairment test involves comparing the estimated fair value of the Company’s reporting units with the reporting units’ carrying amounts, including goodwill. The Company estimated the fair values of its reporting units primarily using the income approach valuation methodology that includes the discounted cash flow method. In certain years, the Company also took into consideration the market approach and certain market multiples as a validation of the values derived using the discounted cash flow methodology. The discounted cash flows for each reporting unit were based on discrete financial forecasts developed by management for planning purposes. Cash flows beyond the discrete forecasts were estimated using a terminal value calculation, which incorporated historical and forecasted financial trends for each identified reporting unit.

Upon completion of the first step during the years ended December 31, 2008 and 2009, the Company determined that the carrying value of its New Edge reporting unit exceeded its estimated fair value.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Because indicators of impairment existed for this reporting unit, the Company performed the second step of the test. The implied fair value of goodwill was determined in the same manner as utilized to estimate the amount of goodwill recognized in a business combination. To determine the implied value of goodwill, fair values were allocated to the assets and liabilities of the New Edge reporting unit. The implied fair value of goodwill was measured as the excess of the fair value of the New Edge reporting unit over the amounts assigned to its assets and liabilities. The impairment losses of $64.0 million and $23.9 million during the years ended December 31, 2008 and 2009, respectively, were measured as the amount the carrying value of goodwill exceeded the implied fair value of the goodwill. The Company did not record any impairment charges for goodwill during the year ended December 31, 2010.

Indefinite-lived intangible assets.  The impairment test for the Company’s indefinite-lived intangible assets, which consist of trade names, involves a comparison of the estimated fair value of the intangible asset with its carrying value. The Company determined the fair values of its trade names using the royalty savings method, in which the fair value of the asset was calculated based on the present value of the royalty stream that we are saving by owning the asset. Given the economic environment and other factors noted above, the Company decreased its estimates for revenues associated with its New Edge trade name. As a result, the Company recorded non-cash impairment charges of $3.1 million and $0.2 million during the years ended December 31, 2008 and 2009, respectively, related to its New Edge trade name.

In November 2010, the Company decided to re-brand the New Edge name as EarthLink Business. The Company recorded a non-cash impairment charge of $1.7 million during the year ended December 31, 2010 to write-down its New Edge trade name. As a result, there is no remaining carrying value related to the New Edge trade name.

Definite-lived intangible assets.  As a result of the goodwill and indefinite-lived asset impairments in the New Edge reporting unit, the Company also tested this reporting unit’s definite-lived intangible assets for impairment. Because of the decrease in expected future cash from such definite- lived intangible assets, the Company concluded certain customer relationships were not fully recoverable and recorded a non-cash impairment charge of $11.6 million during the year ended December 31, 2008. The Company did not record any impairment charges for its definite-lived intangible assets during the years ended December 31, 2009 and 2010.

9.                                      Other Accrued Liabilities

Other accrued liabilities consisted of the following as of December 31, 2009 and 2010:

	As of December 31,
	2009	2010
	(in thousands)
Accrued communications costs	$4,621	$14,845
Accrued taxes and surcharges	3,413	18,117
Accrued interest	2,507	11,683
Accrued professional fees and settlements	6,073	2,576
Facility exit and restructuring liabilities	5,643	4,749
Deposits and due to customers	1,619	4,651
Other	10,783	19,008
	$34,659	$75,629

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.                               Debt

The Company’s debt consisted of the following as of December 31, 2009 and 2010:

	As of December 31,
	2009	2010
	(in thousands)
ITC^DeltaCom senior secured notes due April 1, 2016	$—	$351,251
EarthLink convertible senior notes due November 15, 2026	232,248	243,069
Carrying value of debt	232,248	594,320
Less current portion	(232,248)	(243,069)
Long-term debt, less current portion	$—	$351,251

ITC^DeltaCom Senior Secured Notes due April 1, 2016

In connection with the acquisition of ITC^DeltaCom, EarthLink assumed ITC^DeltaCom’s outstanding $325.0 million aggregate principal amount of 10.5% senior secured notes due on April 1, 2016. The ITC^DeltaCom Notes accrue interest at a rate of 10.5% per year. Interest on the ITC^DeltaCom Notes is payable semi-annually in cash in arrears on April 1 and October 1 of each year, commencing on October 1, 2010. The ITC^DeltaCom Notes will mature on April 1, 2016.

ITC^DeltaCom may redeem some or all of the ITC^DeltaCom Notes, at any time before April 1, 2013, at a redemption price equal to 100% of their principal amount plus a “make-whole” premium. ITC^DeltaCom may redeem some or all of the ITC^DeltaCom Notes at any time on or after April 1, 2013, at specified redemption prices declining from 105.250% to 100% of their principal amount. In addition, before April 1, 2013, ITC^DeltaCom may redeem up to 35% of the aggregate principal amount of the ITC^DeltaCom Notes at a redemption price equal to 110.5% of their principal amount with the net proceeds of certain equity offerings. During any 12-month period before April 1, 2013, ITC^DeltaCom may redeem up to 10% of the aggregate principal amount of the ITC^DeltaCom Notes at a redemption price equal to 103% of their principal amount. If (1) ITC^DeltaCom sells certain of its assets and does not either (a) apply the net sale proceeds to repay indebtedness under ITC^DeltaCom’s senior secured revolving credit facility, the ITC^DeltaCom Notes, or other indebtedness secured on a first-priority basis or (b) reinvest the net sale proceeds in its business, or (2) ITC^DeltaCom experiences a change of control, ITC^DeltaCom may be required to offer to purchase ITC^DeltaCom Notes from holders at 100% of their principal amount, in the case of a sale of assets, or 101% of their principal amount, in the case of a change of control. ITC^DeltaCom would be required to pay accrued and unpaid interest, if any, on the ITC^DeltaCom Notes redeemed or purchased in each of the foregoing events of redemption or purchase.

The ITC^DeltaCom Notes are ITC^DeltaCom’s general senior obligations and rank equally in right of payment with any future senior indebtedness. The ITC^DeltaCom Notes are secured on a first-priority basis, along with any future pari passu secured obligations, subject to specified exceptions and permitted liens, by substantially all of the assets of ITC^DeltaCom and its subsidiaries that are deemed to be restricted subsidiaries under the indenture governing the ITC^DeltaCom Notes. Currently all of ITC^DeltaCom subsidiaries are deemed to be restricted subsidiaries under the indenture. The ITC^DeltaCom Notes are guaranteed on a senior secured basis by each of ITC^DeltaCom’s restricted subsidiaries on the initial issue date of the ITC^DeltaCom Notes and will be guaranteed on a senior secured basis by each future domestic restricted subsidiary, other than certain excluded subsidiaries, and by any foreign restricted subsidiary that guarantees any indebtedness of ITC^DeltaCom or any domestic

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

restricted subsidiary. The guarantees are the subsidiary guarantors’ general senior obligations and rank equally in right of payment with all of the subsidiary guarantors’ existing and future senior indebtedness.

The indenture governing the ITC^DeltaCom Notes contains covenants that, among other things, limit ITC^DeltaCom’s ability, and the ability of ITC^DeltaCom’s restricted subsidiaries, to incur additional indebtedness, create liens, pay dividends on, redeem or repurchase ITC^DeltaCom’s capital stock, make investments or repay subordinated indebtedness, engage in sale-leaseback transactions, enter into transactions with affiliates, sell assets, create restrictions on dividends and other payments to ITC^DeltaCom from its subsidiaries, issue or sell stock of subsidiaries, and engage in mergers and consolidations. All of the covenants are subject to a number of important qualifications and exceptions under the indenture.

As of December 31, 2010, the fair value of the ITC^DeltaCom Notes was approximately $352.6 million, based on quoted market prices.

EarthLink Convertible Senior Notes due November 15, 2026

In November 2006, EarthLink issued $258.8 million aggregate principal amount of Convertible Senior Notes due November 15, 2026 (the “EarthLink Notes”) in a registered offering. The Company received net proceeds of $251.6 million after transaction fees of $7.2 million. The EarthLink Notes bear interest at 3.25% per year on the principal amount of the EarthLink Notes until November 15, 2011, and 3.50% interest per year on the principal amount of the EarthLink Notes thereafter, payable semi-annually in May and November of each year. The EarthLink Notes rank as senior unsecured obligations of the Company.

The EarthLink Notes are payable with cash and, if applicable, are convertible into shares of the Company’s common stock. The initial conversion rate was 109.6491 shares per $1,000 principal amount of EarthLink Notes (which represented an initial conversion price of approximately $9.12 per share). As a result of the Company’s cash dividend payments, the conversion rate has been adjusted and was 121.9549 shares per $1,000 principal amount of EarthLink Notes as of December 31, 2010 (which represents a conversion price of approximately $8.20 per share), subject to further adjustment. Upon conversion, a holder will receive cash up to the principal amount of the EarthLink Notes and, at the Company’s option, cash, or shares of the Company’s common stock or a combination of cash and shares of common stock for the remainder, if any, of the conversion obligation. The conversion obligation is based on the sum of the “daily settlement amounts” for the 20 consecutive trading days that begin on, and include, the second trading day after the day the EarthLink Notes are surrendered for conversion. The EarthLink Notes will be convertible only in the following circumstances: (1) during any calendar quarter after the calendar quarter ending December 31, 2006 (and only during such calendar quarter), if the closing sale price of the Company’s common stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter; (2) during the five consecutive business days immediately after any five consecutive trading day period in which the average trading price per $1,000 principal amount of EarthLink Notes was equal to or less than 98% of the average conversion value of the EarthLink Notes during the note measurement period; (3) upon the occurrence of specified corporate transactions, including the payment of dividends in certain circumstances; (4) if the Company has called the EarthLink Notes for redemption; and (5) at any time from, and including, October 15, 2011 to, and including, November 15, 2011 and at any time on or after November 15, 2024. The Company has the option to redeem the EarthLink Notes, in whole or in part, for cash, on or after November 15, 2011, provided that the Company has made at least ten semi-annual interest payments. In addition, the holders may require the Company to purchase all or a portion of their EarthLink Notes on each of November 15, 2011, November 15, 2016 and November 15, 2021.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

In connection with the issuance of the EarthLink Notes, the Company entered into separate convertible note hedge transactions and separate warrant transactions with respect to the Company’s common stock to reduce the potential dilution upon conversion of the EarthLink Notes (collectively referred to as the “Call Spread Transactions”). During 2008, the Company terminated the convertible note hedge and warrant agreements. See Note 11, “Shareholders’ Equity,” for more information on the Call Spread Transactions.

As of December 31, 2009 and 2010, the fair value of the EarthLink Notes was approximately $279.8 million and $300.3 million, respectively, based on quoted market prices.

Under the terms of the indenture governing the EarthLink Notes, the Company’s payment of cash dividends requires an adjustment to the conversion rate for the EarthLink Notes. In addition, as a result of the adjustment, the EarthLink Notes may be surrendered for conversion for a period of time between the declaration date and the record date, as defined in the indenture, for the consideration provided for in the indenture. During the year ended December 31, 2010, $3.0 million principal amount of EarthLink Notes were surrendered for conversion for cash payment of $2.8 million, resulting in a gain on conversion of debt of $0.2 million. Such gain is included in interest expense and other, net, in the Consolidated Statement of Operations.

The Company accounts for the liability and equity components of the EarthLink Notes separately. The Company is accreting the debt discount related to the equity component to non-cash interest expense over the estimated five-year life of the EarthLink Notes, which represents the first redemption date of November 2011. As of December 31, 2010, the remaining amortization period for the discount was 10 months.

The principal amount, unamortized discount and net carrying amount of the debt and equity components as of December 31, 2009 and 2010 are presented below:

	As of December 31,
	2009	2010
	(in thousands)
Principal amount	$258,750	$255,791
Unamortized discount	(26,502)	(12,722)
Net carrying amount	$232,248	$243,069
Carrying amount of the equity component	$62,095	$61,847

The following table presents the associated interest cost related to the EarthLink Notes during the years ended December 31, 2008, 2009 and 2010, which consists of both the contractual interest coupon and amortization of the discount on the liability component:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Contractual interest recognized	$8,895	$8,895	$8,868
Discount amortization	11,386	12,516	13,477
Effective interest rate	9.5%	9.5%	9.5%

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Classification

In 2009, the Company began paying quarterly cash dividends on its common stock. The Company currently intends to pay regular quarterly dividends on its common stock. Under the terms of the indenture governing the EarthLink Notes, the Company’s payment of cash dividends requires an adjustment to the conversion rate for the EarthLink Notes. In addition, as a result of the adjustment, the EarthLink Notes may be surrendered for conversion for a period of time between the declaration date and the record date, as defined in the indenture, for the consideration provided for in the indenture. As a result, the Company classified the EarthLink Notes as a current liability in the Consolidated Balance Sheet as of December 31, 2009. On November 15, 2011, holders of the EarthLink Notes have the right under the governing indenture to require the Company to repurchase the EarthLink Notes. As a result, the Company classified the EarthLink Notes as a current liability in the Consolidated Balance Sheet as of December 31, 2010.

11.                               Shareholders’ Equity

Shareholder Rights Plan

During 2002, the Board of Directors adopted a shareholder rights plan (the “Rights Plan”). In connection with the Rights Plan, the Board of Directors also declared a dividend of one right for each outstanding share of EarthLink’s common stock for stockholders of record at the close of business on August 5, 2002.

Each right entitles the holder to purchase one one-thousandth (1/1000) of a share (a “Unit”) of EarthLink’s Series D Junior Preferred Stock at a price of $60.00 per Unit upon certain events. Generally, in the event a person or entity acquires, or initiates a tender offer to acquire, at least 15% of EarthLink’s then outstanding common stock, the rights will become exercisable for common stock having a value equal to two times the exercise price of the right, or effectively at one-half of EarthLink’s then-current stock price. The rights are redeemable under certain circumstances at $0.01 per right and will expire, unless earlier redeemed, on August 6, 2012.

Share Repurchases

Since the inception of the Company’s share repurchase program, the Board of Directors has authorized a total of $750.0 million for the repurchase of EarthLink’s common stock. As of December 31, 2010, the Company had $145.9 million available under the current authorizations. The Company may repurchase its common stock from time to time in compliance with the Securities and Exchange Commission’s regulations and other legal requirements, including through the use of derivative transactions, and subject to market conditions and other factors. The share repurchase program does not require the Company to acquire any specific number of shares and may be terminated by the Board of Directors at any time.

The following table summarizes share repurchases during the years ended December 31, 2008, 2009 and 2010 pursuant to the share repurchase program, which have been recorded as treasury stock:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Number of shares repurchased	3,805	3,592	103
Aggregate purchase price	$31,856	$22,340	$851

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dividends

In 2009, the Company began declaring and paying cash dividends on its common stock. During the year ended December 31, 2009, cash dividends declared were $0.28 per common share and total dividend payments were $30.0 million. During the year ended December 31, 2010, cash dividends declared were $0.62 per common share and total dividend payments were $67.5 million. The Company currently intends to pay regular quarterly dividends on its common stock. The Company also pays cash dividend amounts on each outstanding restricted stock unit to be paid at the time the restricted stock unit vests. Cash dividend amounts are forfeited if the restricted stock units do not vest. Any decision to declare future dividends will be made at the discretion of the Board of Directors and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, investment opportunities and other factors the Board of Directors may deem relevant.

Call Spread Transactions

In connection with the issuance of the Notes (see Note 10, “Debt”), the Company entered into separate convertible note hedge transactions and separate warrant transactions with respect to the Company’s common stock to minimize the impact of the potential dilution upon conversion of the Notes. The Company purchased call options in private transactions to cover approximately 28.4 million shares of the Company’s common stock at a strike price of $9.12 per share, subject to adjustment in certain circumstances, for $47.2 million. The Company also sold warrants permitting the purchasers to acquire up to approximately 28.4 million shares of the Company’s common stock at an exercise price of $11.20 per share, subject to adjustments in certain circumstances, in private transactions for total proceeds of approximately $32.1 million. In September 2008, the Company terminated its convertible note hedge and warrant agreements. The Company received an aggregate payment from the counterparties to the agreements, which was recorded as additional paid-in capital. Upon termination of the agreements, the Company purchased approximately 2.5 million shares of common stock the counterparties held in hedge positions for approximately $22.7 million, based on the closing price of the EarthLink common stock on the purchase date.

12.                               Stock-Based Compensation

Stock-based compensation expense was $20.1 million, $13.2 million and $10.0 million during the years ended December 31, 2008, 2009 and 2010, respectively. The Company has classified stock-based compensation expense within the same operating expense line item as cash compensation paid to employees.

Stock Incentive Plans

The Company has granted options to employees and non-employee directors to purchase the Company’s common stock under various stock incentive plans. The Company has also granted restricted stock units to employees and non-employee directors under various stock incentive plans. Under the plans, employees and non-employee directors are eligible to receive awards of various forms of equity-based incentive compensation, including stock options, restricted stock, restricted stock units, phantom share units and performance awards, among others. The plans are administered by the Board of Directors or the Leadership and Compensation Committee of the Board of Directors, which determine the terms of the awards granted. Stock options are generally granted with an exercise price equal to the market value of EarthLink, Inc. common stock on the date of grant, have a term of ten years or less, and vest over terms of four years from the date of grant. Restricted stock units are granted with various vesting terms that range from one to six years from the date of grant. The Company’s various stock incentive plans provide for the

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

issuance of a maximum of 11.0 million shares, of which approximately 4.1 million shares were still available for grant as of December 31, 2010. Upon exercise of stock options or vesting of restricted stock units, the Company will issue authorized but unissued common stock.

In connection with the acquisition of ITC^DeltaCom, the Company assumed certain restricted stock units granted under ITC^DeltaCom’s stock plans. These restricted stock units generally retained all of the rights, terms and conditions of the respective plans under which they were originally granted. As of December 31, 2010, 0.6 million restricted stock units were outstanding under these plans.

Deferred Compensation Plan

The Company had a Deferred Compensation Plan for Directors and Certain Key Employees that permitted members of the Board of Directors and eligible employees to elect to defer receipt of shares of common stock pursuant to vested restricted stock units and various cash consideration, such as directors’ fees and bonuses. The cash consideration was converted into phantom share units at the closing price on the date the consideration would otherwise be paid, and vested restricted stock units were converted into phantom share units on a one-for-one basis. Phantom share units are fully vested at the date of grant and are converted to common stock upon the occurrence of various events. As of December 31, 2008, approximately 24,000 phantom share units were outstanding. During the year ended December 31, 2008, the plan was discontinued for further deferral elections. All phantom share units were converted to common stock during the year ended December 31, 2009.

Options Outstanding

The following table summarizes information concerning stock option activity as of and for year ended December 31, 2010:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(shares and dollars in thousands)
Outstanding as of December 31, 2009	3,916	$9.61
Granted	—
Exercised	(569)	6.96
Forfeited and expired	(911)	11.84
Outstanding as of December 31, 2010	2,436	9.40	4.1	$1,044
Vested and expected to vest as of December 31, 2010	2,424	$9.41	4.1	$1,027
Exercisable as of December 31, 2010	2,132	$9.58	3.8	$783

The aggregate intrinsic value amounts in the table above represent the closing price of the Company’s common stock on December 31, 2010 in excess of the exercise price, multiplied by the number of stock options outstanding or exercisable, when the closing price is greater than the exercise price. This represents the amount that would have been received by the stock option holders if they had all exercised their stock options on December 31, 2010. The total intrinsic value of options exercised during the years ended December 31, 2008, 2009 and 2010 was $2.2 million, $2.5 million and $1.0 million, respectively. The intrinsic value of stock options exercised represents the difference between the market value of Company’s common stock at the time of exercise and the exercise price, multiplied by the number

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of stock options exercised. As of December 31, 2010, there was $0.5 million of total unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted-average period of 0.6 years.

The following table summarizes the status of the Company’s stock options as of December 31, 2010:

Stock Options Outstanding						Stock Options Exercisable
Range of Exercise Prices			Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
			(in thousands)			(in thousands)
$ 5.10	to	$ 6.90	197	4.6	$6.41	169	$6.34
6.98	to	7.31	367	6.5	7.24	224	7.24
7.32	to	8.90	179	4.0	8.04	162	8.08
8.96	to	9.01	331	3.7	9.01	331	9.01
9.23	to	9.51	336	5.0	9.47	220	9.45
9.64	to	9.89	277	1.2	9.66	277	9.66
10.36	to	10.36	388	4.7	10.36	388	10.36
10.51	to	16.82	361	2.3	12.94	361	12.94
$ 5.10	to	$ 16.82	2,436	4.1	$9.40	2,132	$9.58

Valuation Assumptions for Stock Options

The Company did not grant any stock options during the years ended December 31, 2009 and 2010. The fair value of stock options granted during the years ended December 31, 2008 was estimated using the Black-Scholes option-pricing model with the following assumptions:

Year Ended December 31, 2008
Dividend yield	0%
Expected volatility	39%
Risk-free interest rate	3.00%
Expected life	4.2 years

The weighted average grant date fair value of options granted during the year ended December 31, 2008 was $2.71. The dividend yield assumption was based on the Company’s history of dividend payouts at the time of grant. The expected volatility was based on a combination of the Company’s historical stock price and implied volatility. The selection of implied volatility data to estimate expected volatility was based upon the availability of prices for actively traded options on the Company’s stock. The risk-free interest rate assumption was based upon the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Restricted Stock Units

The following table summarizes the Company’s restricted stock units as of and for the year ended December 31, 2010:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
	(in thousands)
Nonvested as of December 31, 2009	2,166	$7.25
Granted	1,539	8.46
Vested	(1,299)	7.28
Forfeited	(49)	7.22
Nonvested as of December 31, 2010	2,357	8.01

The fair value of restricted stock units is determined based on the closing trading price of EarthLink’s common stock on the grant date. The weighted-average grant date fair value of restricted stock units granted during the years ended December 31, 2008, 2009 and 2010 was $7.20, $7.39 and $8.46, respectively. As of December 31, 2010, there was $6.5 million of total unrecognized compensation cost related to nonvested restricted stock units. That cost is expected to be recognized over a weighted-average period of 1.4 years. The total fair value of shares vested during the years ended December 31, 2008, 2009 and 2010 was $7.0 million, $15.4 million and $10.8 million, respectively, which represents the closing price of the Company’s common stock on the vesting date multiplied by the number of restricted stock units that vested.

13.                               Profit Sharing Plans

The Company sponsors the EarthLink, Inc. 401(k) Plan (“Plan”), which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. The Company makes a matching contribution of 50% of the first 6% of base compensation that a participant contributes to the Plan. The Company’s matching contributions vest over four years from the participant’s date of hire. The Company contributed $1.3 million, $1.2 million and $0.9 million during the years ended December 31, 2008, 2009 and 2010, respectively.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.                               Income Taxes

The current and deferred income tax benefit (provision) from continuing operations for the years ended December 31, 2008, 2009 and 2010 were as follows:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Current
Federal	$(20,618)	$(4,103)	$(3,026)
State	(4,860)	(5,184)	(4,242)
Total current	(25,478)	(9,287)	(7,268)
Deferred
Federal	52,475	124,357	(46,909)
State	5,187	11,015	(2,627)
Total deferred	57,662	135,372	(49,536)
Income tax benefit (provision)	$32,184	$126,085	$(56,804)

During the year ended December 31, 2008, the Company released $65.6 million of its valuation allowance related to its deferred tax assets. These deferred tax assets relate primarily to NOLs which the Company determined it will more likely than not be able to utilize due to the generation of sufficient taxable income in the future. Of the total valuation allowance release, $56.1 million was recorded as an income tax benefit in the Consolidated Statement of Operations. The remaining $9.5 million related to acquired net operating losses and reduced goodwill on the Consolidated Balance Sheet.

During the year ended December 31, 2009, the Company released $199.0 million of its valuation allowance related to its deferred tax assets. Of the valuation allowance release, $198.8 million was recorded as an income tax benefit in the Consolidated Statement of Operations and $0.2 million related to temporary differences and was recorded to accumulated other comprehensive income on the Consolidated Balance Sheet. These deferred tax assets relate primarily to NOLs which the Company determined it will more likely than not be able to utilize due to the generation of sufficient taxable income in the future.

During the year ended December 31, 2010, the Company released $0.5 million of its valuation allowance related to its deferred tax assets. This valuation allowance release was a combination of an increase in valuation allowance of $0.4 million relating to stock compensation deferred tax assets, and a decrease in valuation allowance of $0.9 million relating to net operating loss carry forwards (“NOLs”), which the Company determined it will more likely than not be able to utilize due to the generation of sufficient taxable income in certain jurisdictions in the future.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the significant differences between the U.S. federal statutory tax rate and the Company’s effective tax rate for continuing operations for financial statement purposes for the years ended December 31, 2008, 2009 and 2010:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Federal income tax provision at statutory rate	$(58,077)	$(56,362)	$(48,362)
State income taxes, net of federal benefit	(2,995)	(5,757)	(5,357)
Nondeductible expenses	1,841	(269)	(2,671)
Goodwill and intangible asset impairment	(23,081)	(8,362)	—
Net change to valuation allowance	114,808	198,767	351
Change in state tax rate	—	—	(657)
Other	(312)	(1,932)	(108)
Income tax benefit (provision)	$32,184	$126,085	$(56,804)

Deferred tax assets and liabilities from continuing operations include the following as of December 31, 2009 and 2010:

	As of December 31,
	2009	2010
	(in thousands)
Current deferred tax assets:
Accrued liabilities and reserves	$7,709	$7,746
Net operating loss carryforwards	45,047	42,669
Other	911	5,025
Valuation allowance	(6,995)	(6,549)
Current deferred tax liabilities:
Other	(609)	(3,230)
Total net current deferred tax assets	46,063	45,661
Non-current deferred tax assets:
Net operating loss carryforwards	$86,885	$160,323
Accrued liabilities and reserves	2,078	2,490
Subscriber base and other intangible assets	66,144	53,071
Valuation allowance	(27,116)	(32,650)
Other	52,863	60,512
Non-current deferred tax liabilities:
Subscriber base and other intangible assets	(3,010)	(54,393)
Other	(22,912)	(17,755)
Indefinite lived intangible assets	(1,800)	(1,385)
Total net non-current deferred tax asset	153,132	170,213
Net deferred tax asset	$199,195	$215,874

As a result of its acquisition of ITC^Deltacom Inc in the fourth quarter of 2010, EarthLink increased its net deferred tax assets by $70.7 million. Included in this amount is $123.3 million of deferred tax assets

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

relating to federal and state net operating losses. These amounts also include a valuation allowance of $5.6 million for certain jurisdictions.

As of December 31, 2009 and 2010, the Company had NOLs for federal income tax purposes totaling approximately $350.0 million and $515.9 million, respectively, which begin to expire in 2019. Of these federal NOLs approximately $86.9 million were limited under Internal Revenue Code Section 382 in 2009 and $399.5 million are limited in 2010. As of December 31, 2009 and 2010, the Company had NOLs for state income tax purposes totaling approximately $178.0 million and $776.6 million, respectively, which started to expire in 2010. The increase in the amount of net operating losses for 2010 is due to the inclusion of net operating losses from the ITC Deltacom acquisition. Under the Tax Reform Act of 1986, the Company’s ability to use its federal and state NOLs and federal and state tax credit carryforwards to reduce future taxable income and future taxes, respectively, is subject to restrictions attributable to equity transactions that have resulted in a change of ownership as defined in Internal Revenue Code Section 382. As a result, the NOL amounts as of December 31, 2010 reflect the restriction on the Company’s ability to use its acquired federal and state NOLs; however, the Company continues to evaluate potential changes to the Section 382 limitations associated with acquired federal and state NOLs. The utilization of these NOLs could be further restricted in future periods which could result in significant amounts of these NOLs expiring prior to benefiting the Company.

Future transactions and the timing of such transactions could cause an ownership change under Section 382 of the Internal Revenue Code. Such transactions may include our share repurchase program, additional issuances of common stock by us (including but not limited to issuances upon future conversion of the Notes), and acquisitions or sales of shares by certain holders of our shares, including persons who have held, currently hold, or may accumulate in the future five percent or more of our outstanding stock. Many of these transactions are beyond our control.

The Company maintains a valuation allowance of $39.2 million against certain deferred tax assets. Of this amount, $31.6 million relates to net operating losses generated by the tax benefits of stock-based compensation. The valuation allowance will be removed upon utilization of these net operating losses by the Company as an adjustment to additional paid-in-capital. A valuation allowance of $7.2 million relates to net operating losses in certain jurisdictions where the Company believes they are not more likely than not to be realized in future periods. In addition, a valuation allowance of $0.4 million was established relating to stock compensation deferred tax assets.

As of December 31, 2010, the Company had alternative minimum tax credits of approximately $13.3 million. These credits do not have an expiration date.

The Company has identified its federal tax return and its state tax returns in California, Florida, Georgia and Illinois as “major” tax jurisdictions. Periods extending back to 1994 are still subject to examination for all “major” jurisdictions. The Company believes that its income tax filing positions and deductions through year ended December 31, 2010 will be sustained on audit and does not anticipate any adjustments that will result in material adverse effect on the Company’s financial condition, results of operations or cash flow. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense. As of December 31, 2010, $103,000 of interest and penalties of $18,000 have been recorded, but as a component of goodwill due to the acquisition of ITC^DeltaCom.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2009 and 2010 is as follows:

	Year Ended December 31,
	2009	2010
	(in thousands)
Balance as of January 1	$732	$1,315
Additions for tax positions of prior years	583	185
Additions for tax positions of prior years from current year acquisition	—	17,630
Decreases for tax positions of prior years	—	(763)
Balance as of December 31	$1,315	$18,367

As part of its acquisition of ITC^DeltaCom, $17.6 million of uncertain tax positions were identified. Of this amount, $16.3 million would reduce net operating losses if assessed and $1.3 million would result in tax on income.

Of the total uncertain tax positions, none is expected to be reverse within the next twelve months. Of the total uncertain tax positions recorded, $10.8 million would impact the effective tax rate once settled. Of this amount, $10.1 million relates to uncertain tax positions due to the acquisition of ITC^DeltaCom. The remaining amounts substantially relate to uncertain tax positions that would be offset by net operating losses that were limited under Internal Revenue Code Section 382 as of the date of the acquisition and, thus, would not impact the effective tax rate if recognized.

15.                               Commitments and Contingencies

Leases

The Company leases certain of its facilities under various non-cancelable operating leases. The facility leases generally require the Company to pay operating costs, including property taxes, insurance and maintenance, and generally contain annual escalation provisions as well as renewal options. Total rent expense (including operating expenses) during the years ended December 31, 2008, 2009 and 2010 for all operating leases, excluding rent and operating expenses associated with facilities exited as part of the Company’s restructuring plans, was $7.1 million, $4.5 million and $4.5 million, respectively.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Minimum lease commitments (including estimated operating expenses) under non-cancelable leases, including commitments associated with facilities exited as part of the Company’s restructuring plans, as of December 31, 2010 are as follows:

Year Ending December 31,	Operating Leases
(in thousands)
2011	$25,124
2012	23,093
2013	20,795
2014	14,277
2015	4,379
Thereafter	10,330
Total minimum lease payments, including estimated operating expenses	97,998
Less aggregate contracted sublease income	(6,847)
$91,151

Purchase Obligations

The Company has entered into agreements with vendors to purchase certain telecommunications services and equipment under non-cancelable agreements. The Company has minimum commitments under non-cancelable agreements of $8.1 million for the year ending December 31, 2011. The Company also has commitments for certain advertising spending under non-cancelable agreements. The Company has minimum commitments under non-cancelable agreements and other purchase commitments of $12.5 million and $8.3 million for the years ending December 31, 2011 and 2012, respectively.

16.                               Fair Value Measurements

As of December 31, 2009 and 2010, the Company held certain assets that are required to be measured at fair value on a recurring basis. These included the Company’s cash equivalents, marketable securities, auction rate securities, equity investments in other companies and the Company’s put right.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). A three-tier fair value hierarchy is used to prioritize the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as observable inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following tables present the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2009 and 2010:

			Fair Value Measurements as of December 31, 2009 Using
Description	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
			(in thousands)
Cash equivalents	$588,666	$588,666	$588,666	$—	$—
Government and agency securities	42,060	42,060	42,060	—	—
Auction rate securities	42,906	42,906	—	—	42,906
Equity investments in other companies	1,529	1,529	1,529	—	—
Put right	5,239	5,239	—	—	5,239
Total	$680,400	$680,400	$632,255	$—	$48,145

			Fair Value Measurements as of December 31, 2010 Using
Description	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
			(in thousands)
Cash equivalents	$184,054	$184,054	$184,054	$—	$—
Government and agency securities	284,441	284,441	284,441	—	—
Commercial paper	14,666	14,666	14,666	—	—
Corporate debt securities	21,011	21,011	21,011	—	—
Total	$504,172	$504,172	$504,172	$—	$—

Cash equivalents, marketable securities and equity investments in other companies were valued using quoted market prices and are classified within Level 1. Investments in auction rate securities and the Company’s put right were classified within Level 3 as of December 31, 2009 because they were valued using a discounted cash flow model. Some of the inputs to this model were unobservable in the market and were significant. During the year ended December 31, 2010, the Company sold $48.2 million of its auction rate securities to the selling broker at par, plus accrued interest. As a result, the Company no longer holds investments in auction rate securities and the put right was zero as of December 31, 2010.

The Company had invested in auction rate securities, which are more fully described in Note 6, “Investments.” Beginning in February 2008, these instruments held by the Company failed to attract sufficient buyers. As a result, these securities did not have a readily determinable market value and were not liquid. In October 2008, EarthLink entered into an agreement with the broker that sold the Company its auction rate securities that gave the Company the right to sell its existing auction rate securities back to the broker at par plus accrued interest, beginning on June 30, 2010 until July 2, 2012. As a result, the Company classified its auction rate securities as trading, with changes in fair value included in gain on investments, net, in the Condensed Consolidated Statement of Operations. The Company elected the fair value option for the put right to offset the fair value changes of the auction rate securities. The fair values of the Company’s auction rate securities and put right as of December 31, 2009 were estimated utilizing a

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

discounted cash flow analysis. These analyses considered, among other items, the collateralization underlying the security investments, the creditworthiness of the counterparty, and the timing and value of expected future cash flows. These securities were also compared, when possible, to other observable market data with similar characteristics to the securities held by the Company.

The following table presents a reconciliation of the beginning and ending balances of the Company’s assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of December 31, 2010:

	Auction Rate Securities	Put Right	Total
	(in thousands)
Balance as of December 31, 2009	$42,906	$5,239	$48,145
Total realized gains	(91)	(5,332)	(5,423)
Total realized losses	5,335	93	5,428
Settlements	(48,150)	—	(48,150)
Balance as of December 31, 2010	$—	$—	$—

The Company’s realized gains and losses for its auction rate securities and put right are included in gain on investments, net, in the Consolidated Statement of Operations.

17.          Supplemental Disclosure of Cash Flow Information

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Additional cash flow information
Cash paid during the year for interest	$10,355	$10,422	$10,825
Cash paid during the year for income taxes	4,109	4,261	4,750
Noncash investing activity
Fair value of restricted stock units assumed in connection with acquisition	$—	$—	$2,275

18.                               Segment Information

The Company reports segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. The Company operates two reportable segments, Consumer Services and Business Services. The Company’s Consumer Services segment provides nationwide Internet access and related value-added services to individual customers. These services include dial-up and high-speed Internet access services, ancillary services sold as add-on features to the Company’s Internet access services, search and advertising. The Company’s Business Services segment provides integrated communications services and related value- added services to businesses, enterprise organizations and communications carriers. These services include data services, which include managed IP-based network services and Internet access; voice services, which include local exchange, long-distance and conference calling; mobile data and voice services; and web hosting. ITC^DeltaCom is included in our Business Services segment.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company evaluates performance of its segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include costs over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, operations expenses, product development expenses, certain technology and facilities expenses, billing operations and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses over which segment managers do not have discretionary control. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), depreciation and amortization, impairment of goodwill and intangible assets, restructuring and acquisition-related costs, and stock-based compensation expense, as they are not considered in the measurement of segment performance.

Information on the Company’s reportable segments and a reconciliation to consolidated income from operations for the years ended December 31, 2008, 2009 and 2010 is as follows:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Consumer Services
Revenues	$779,876	$575,412	$461,448
Cost of revenues (excluding depreciation and amortization)	255,170	183,248	143,956
Gross margin	524,706	392,164	317,492
Direct segment operating expenses	193,799	122,575	87,660
Segment operating income	$330,907	$269,589	$229,832
Business Services
Revenues	$175,701	$148,317	$160,764
Cost of revenues (excluding depreciation and amortization)	94,297	82,420	90,677
Gross margin	81,404	65,897	70,087
Direct segment operating expenses	49,082	40,249	50,096
Segment operating income	$32,322	$25,648	$19,991
Consolidated
Revenues	$955,577	$723,729	$622,212
Cost of revenues (excluding depreciation and amortization)	349,467	265,668	234,633
Gross margin	606,110	458,061	387,579
Direct segment operating expenses	242,881	162,824	137,756
Segment operating income	363,229	295,237	249,823
Stock-based compensation expense	20,133	13,231	9,959
Impairment of goodwill and intangible assets	78,672	24,145	1,711
Depreciation amd amortization	36,333	23,962	23,390
Restructuring and acquisition-related costs	9,142	5,615	22,368
Other operating expenses	54,342	46,126	30,702
Income from operations	$164,607	$182,158	$161,693

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The primary component of the Company’s revenues is access and service revenues, which consist of narrowband access services (including traditional, fully-featured narrowband access and value-priced narrowband access); broadband access services (including high-speed access via DSL and cable, VoIP and managed IP-based networks); voice services (including local exchange services, long distance and conference calling services); the sale of transmission capacity to other telecommunications carriers; and web hosting services. The Company also earns revenues from value-added services, which include ancillary services sold as add-on features to the Company’s access services, search and advertising revenues.

The Company’s Consumer Services segment earns revenue from narrowband access services (including traditional, fully-featured narrowband access and value- priced narrowband access) and broadband access services (including high-speed access via DSL and cable and VoIP). Revenues from access services generally consist of recurring monthly charges for such services; usage fees; installation fees; termination fees; and fees for equipment. The Company’s Consumer Services segment also earns revenues from value-added services, which include revenues from ancillary services sold as add-on features to EarthLink’s Internet access services, such as security products, premium email only, home networking, email storage and Internet call waiting; search revenues; and advertising revenues.

The Company’s Business Services segment earns revenue by providing high-speed or broadband data communications services, which include managed IP-based networks and Internet access; voice services, which include local exchange services, long distance and conference calling services; mobile voice and data services; and the sale of transmission capacity (which is an access service) to other telecommunications carriers. Revenues from these services generally consist of recurring monthly charges for such services; usage fees; installation fees; and termination fees. The Company’s Business Services segment also earns revenue by providing web hosting services. Web hosting revenues consist of fees charged for leasing server space and providing web services to enable customers to build and maintain an effective online presence.

Information on revenues by groups of similar services and by segment for the years ended December 31, 2008, 2009 and 2010 is as follows:

	Year Ended December 31,
	2008	2009	2010
	(in thousands)
Consumer Services
Access and service	$682,135	$503,769	$403,174
Value-added services	97,741	71,643	58,274
Total revenues	779,876	575,412	461,448
Business Services
Access and service	172,944	146,087	158,677
Value-added services	2,757	2,230	2,087
Total revenues	175,701	148,317	160,764
Consolidated
Access and service	855,079	649,856	561,851
Value-added services	100,498	73,873	60,361
Total revenues	$955,577	$723,729	$622,212

The Company manages its working capital on a consolidated basis and does not allocate long-lived assets to segments. In addition, segment assets are not reported to, or used by, the chief operating decision maker and therefore, total segment assets have not been disclosed.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has not provided information about geographic segments because substantially all of the Company’s revenues, results of operations and identifiable assets are in the United States.

19.                               Quarterly Financial Data (Unaudited)

The following table sets forth certain unaudited quarterly consolidated financial data for the eight quarters in the period ended December 31, 2010. In the opinion of the Company’s management, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all material adjustments (consisting of normal recurring accruals and adjustments) necessary to present fairly the quarterly unaudited financial information. The operating results for any quarter are not necessarily indicative of results for any future period.

	Three Months Ended
	Mar. 31, 2009	June 30, 2009	Sept. 30, 2009	Dec. 31, 2009	Mar. 31, 2010	June 30, 2010	Sept. 30, 2010	Dec. 31, 2010 (1)
	(unaudited) (in thousands, except per share data)
Revenues	$199,063	$185,597	$174,521	$164,548	$157,258	$153,007	$145,158	$166,789
Cost of revenues (2)	73,675	67,274	64,977	59,742	58,880	56,128	55,025	64,600
Operating costs and expenses (3)	67,915	63,853	57,731	86,404	49,965	46,328	48,143	81,450
Income from operations	57,473	54,470	51,813	18,402	48,413	50,551	41,990	20,739
Gain (loss) on investments in other companies, net	259	11	35	(1,626)	418	154	—	—
Interest expense and other, net	(4,291)	(5,100)	(5,067)	(5,346)	(5,292)	(5,483)	(5,466)	(7,740)
Income before income taxes	53,441	49,381	46,781	11,430	43,539	45,222	36,524	12,999
Income tax (provision) benefit (4)	(20,944)	(17,896)	(16,914)	181,839	(16,792)	(17,182)	(15,139)	(7,691)
Net income	$32,497	$31,485	$29,867	$193,269	$26,747	$28,040	$21,385	$5,308
Net income per share (5):
Basic	$0.30	$0.30	$0.28	$1.80	$0.25	$0.26	$0.20	$0.05
Diluted	$0.30	$0.29	$0.28	$1.79	$0.25	$0.26	$0.20	$0.05
Weighted average common shares outstanding
Basic	108,071	105,908	106,615	107,075	107,623	108,053	108,220	108,320
Diluted	109,168	107,080	107,943	108,178	108,478	108,888	109,473	111,317

(1)                                  On December 8, 2010, we acquired ITC^DeltaCom. The results of operations of ITC^DeltaCom have been included in the Company’s consolidated financial statements since the acquisition date.

(2)                                  During the year ended December 31, 2010, the Company reclassified depreciation expense from cost of revenues to operating costs and expenses. Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

(3)                                  Operating costs and expenses for the quarter ended December 31, 2009 includes a non-cash impairment charges of $24.1 million related to goodwill and certain intangible assets of New Edge in the Company’s Business Services segment. EarthLink concluded the carrying value of these assets were impaired in conjunction with its annual test of goodwill and intangible assets deemed to have indefinite lives. Operating costs and expenses for the quarter ended December 31, 2010 includes a $1.7 million impairment to write off the Company’s New Edge trade name, as a result of a decision to re-brand the New Edge name as EarthLink Business.

(4)                                  During the quarter ended December 31, 2009, EarthLink recorded an income tax benefit in the Statement of Operations of $198.8 million as a result of a release of its valuation allowance related to deferred tax assets. These deferred tax assets related primarily to net operating loss carryforwards which the Company determined it will more likely than not be able to utilize due to the generation of sufficient taxable income in the future.

(5)                                  The quarterly net income per share amounts will not necessarily add to the net income per share computed for the year because of the method used in calculating per share data.

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.  Condensed Consolidating Financial Information

In May 2011, the Company completed a private placement of $300.0 million aggregate principal amount of 8 7/8% Senior Notes Due 2019 (the “Original Senior Notes”). The Original Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Company’s existing and future domestic subsidiaries, other than (i) ITC^DeltaCom, Inc. and its subsidiaries and (ii) certain other excluded subsidiaries (the “Guarantor Subsidiaries”). ITC^DeltaCom, Inc. and its subsidiaries and certain other excluded subsidiaries are not guarantors of the Original Senior Notes (the “Non-Guarantor Subsidiaries”).

Pursuant to a registration rights agreement, the Company is required to register an identical series of notes (the “Exchange Senior Notes”) with the SEC and to offer to exchange those registered Exchange Senior Notes for the Original Senior Notes. The Exchange Senior Notes will also be guaranteed by the Guarantor Subsidiaries. In connection with the registration of the Exchange Senior Notes and related guarantees, the Company will be required to provide the financial information in respect of those notes set forth under Rule 3-10 of Regulation S-X, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered” (“Rule 3-10”). The accompanying condensed consolidating financial information has been prepared and presented pursuant to Rule 3-10. The column labeled Parent Company represents EarthLink’s stand alone results and its investment in all of its subsidiaries accounted for using the equity method. The Guarantor Subsidiaries and the Non-Guarantor Subsidiaries are presented in separate columns and represent all the applicable subsidiaries on a combined basis. Intercompany eliminations are shown in a separate column.

The operating activities of the separate legal entities included in the Company’s consolidated financial statements are interdependent. The accompanying condensed consolidating financial information presents the results of operations, financial position and cash flows of each legal entity and, on an aggregate basis, the other non-guarantor subsidiaries based on amounts incurred by such entities, and is not intended to present the operating results of those legal entities on a stand-alone basis.

The condensed consolidating financial information is presented in the following tables (in thousands):

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2010

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$197,615	$1,752	$43,585	$—	$242,952
Marketable securities	307,814	—	—	—	307,814
Restricted cash	—	—	2,270	—	2,270
Accounts receivable, net	15,012	4,962	40,242	—	60,216
Prepaid expenses	2,903	1,326	8,494	—	12,723
Deferred income taxes, net	44,270	1,345	46	—	45,661
Due from affiliates	163,036	35,754	1,292	(200,082)	—
Other current assets	6,048	3,962	4,230	—	14,240
Total current assets	736,698	49,101	100,159	(200,082)	685,876
Long-term marketable securities	12,304	—	—	—	12,304
Property and equipment, net	21,244	12,879	206,988	—	241,111
Deferred income taxes, net	39,425	60,152	89,400	—	188,977
Purchased intangible assets, net	960	4,754	129,650	—	135,364
Goodwill	88,920	—	170,126	—	259,046
Investment in subsidiaries	391,650	—	—	(391,650)	—
Other long-term assets	1,070		170	—	1,240
Total assets	$1,292,271	$126,886	$696,493	$(591,732)	$1,523,918

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$4,959	$579	$11,734	$—	$17,272
Accrued payroll and related expenses	13,109	1,240	4,053	—	18,402
Other accrued liabilities	24,627	4,535	46,467	—	75,629
Deferred revenue	19,704	1,373	19,844	—	40,921
Due to affiliates	37,046	163,036	—	(200,082)	—
Convertible senior notes, net	243,069	—	—	—	243,069
Total current liabilities	342,514	170,763	82,098	(200,082)	395,293

Long-term debt, including premium	—	—	351,251	—	351,251
Other long-term liabilities	10,839	793	7,874	—	19,506
Total liabilities	353,353	171,556	441,223	(200,082)	766,050

Stockholders’ equity (deficit):
Common stock	1,918	—	—	—	1,918
Additional paid-in capital	2,061,555	130,161	261,489	(391,650)	2,061,555
Accumulated deficit	(467,185)	(174,831)	(6,219)	—	(648,235)
Treasury stock, at cost	(657,611)	—	—	—	(657,611)
Accumulated other comprehensive income	241	—	—	—	241
Total stockholders’ equity (deficit)	938,918	(44,670)	255,270	(391,650)	757,868
Total liabilities and stockholders’ equity (deficit)	$1,292,271	$126,886	$696,493	$(591,732)	$1,523,918

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Balance Sheet

As of December 31, 2009

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$609,752	$1,243	$—	$—	$610,995
Marketable securities	84,966	—	—	—	84,966
Accounts receivable, net	17,049	3,511	—	—	20,560
Prepaid expenses	3,408	966	—	—	4,374
Deferred income taxes, net	45,374	689	—	—	46,063
Due from affiliates	126,335	14,729	—	(141,064)	—
Other current assets	12,359	4,064	—	—	16,423
Total current assets	899,243	25,202	—	(141,064)	783,381
Property and equipment, net	27,168	7,099	—	—	34,267
Deferred income taxes, net	89,070	64,062	—	—	153,132
Purchased intangible assets, net	2,851	8,699	—	—	11,550
Goodwill	88,920	—	—	—	88,920
Investment in subsidiaries	130,161	—	—	(130,161)	—
Other long-term assets	2,336	1,032	—	—	3,368
Total assets	$1,239,749	$106,094	$—	$(271,225)	$1,074,618

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$5,425	$845	$—	$—	$6,270
Accrued payroll and related expenses	23,801	1,292	—	—	25,093
Other accrued liabilities	28,109	6,550	—	—	34,659
Deferred revenue	23,815	1,913	—	—	25,728
Due to affiliates	14,729	126,335	—	(141,064)	—
Convertible senior notes, net	232,248	—	—	—	232,248
Total current liabilities	328,127	136,935	—	(141,064)	323,998

Other long-term liabilities	15,564	1,032	—	—	16,596
Total liabilities	343,691	137,967	—	(141,064)	340,594

Stockholders’ equity (deficit):
Common stock	1,905	—	—	—	1,905
Additional paid-in capital	2,118,100	130,161	—	(130,161)	2,118,100
Accumulated deficit	(567,681)	(162,034)	—	—	(729,715)
Treasury stock, at cost	(656,760)	—	—	—	(656,760)
Accumulated other comprehensive income	494	—	—	—	494
Total stockholders’ equity (deficit)	896,058	(31,873)	—	(130,161)	734,024
Total liabilities and stockholders’ equity (deficit)	$1,239,749	$106,094	$—	$(271,225)	$1,074,618

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statement of Operations

Year Ended December 31, 2010

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues	$494,450	$101,510	$26,603	$(351)	$622,212

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	151,404	70,606	12,974	(351)	234,633
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	130,288	37,869	10,260	—	178,417
Depreciation and amortization	11,319	7,186	4,885	—	23,390
Impairment of goodwill and intangible assets	—	1,711	—	—	1,711
Restructuring and acquisition-related costs	15,603	—	6,765	—	22,368
Total operating costs and expenses	308,614	117,372	34,884	(351)	460,519

Income (loss) from operations	185,836	(15,862)	(8,281)	—	161,693
Gain on investments, net	572	—	—	—	572
Interest expense and other, net	(17,871)	(4,021)	(2,089)	—	(23,981)
Income (loss) before income taxes	168,537	(19,883)	(10,370)	—	138,284
Income tax (provision) benefit	(68,041)	7,086	4,151	—	(56,804)
Net income (loss)	$100,496	$(12,797)	$(6,219)	$—	$81,480

Condensed Consolidating Statement of Operations

Year Ended December 31, 2009

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues	$616,236	$107,959	$—	$(466)	$723,729

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	193,154	72,980	—	(466)	265,668
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	185,359	36,822	—	—	222,181
Depreciation and amortization	15,554	8,408	—	—	23,962
Impairment of goodwill and intangible assets	—	24,145	—	—	24,145
Restructuring and acquisition-related costs	5,615	—	—	—	5,615
Total operating costs and expenses	399,682	142,355	—	(466)	541,571

Income (loss) from operations	216,554	(34,396)	—	—	182,158
Loss on investments, net	(1,321)	—	—	—	(1,321)
Interest expense and other, net	(16,078)	(3,726)	—	—	(19,804)
Income (loss) before income taxes	199,155	(38,122)	—	—	161,033
Income tax benefit	86,927	39,158	—	—	126,085
Net income	$286,082	$1,036	$—	$—	$287,118

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statement of Operations

Year Ended December 31, 2008

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenues	$830,527	$125,674	$—	$(624)	$955,577

Operating costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	268,393	81,698	—	(624)	349,467
Selling, general and administrative (exclusive of depreciation and amortization shown separately below)	274,913	42,443	—	—	317,356
Depreciation and amortization	21,913	14,420	—	—	36,333
Impairment of goodwill and intangible assets	—	78,672	—	—	78,672
Restructuring and acquisition-related costs	9,142	—	—	—	9,142
Total operating costs and expenses	574,361	217,233	—	(624)	790,970

Income (loss) from operations	256,166	(91,559)	—	—	164,607
Gain on investments, net	2,708	—	—	—	2,708
Interest expense and other, net	(8,637)	(3,772)	—	—	(12,409)
Income (loss) from continuing operations before income taxes	250,237	(95,331)	—	—	154,906
Income tax (provision) benefit	(1,034)	33,218	—	—	32,184
Income (loss) from continuing operations	249,203	(62,113)	—	—	187,090
Loss from discontinued operations	(8,506)	—	—	—	(8,506)
Net income (loss)	$240,697	$(62,113)	$—	$—	$178,584

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2010

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities	$167,691	$(8,104)	$(5,138)	$—	$154,449

Cash flows from investing activities:
Purchase of business, net of cash acquired	(251,489)	—	59,237	—	(192,252)
Purchases of property and equipment	(6,447)	(7,063)	(10,515)	—	(24,025)
Purchases of investments in marketable securities	(362,127)	—	—	—	(362,127)
Sales and maturities of investments in marketable securities	132,592	—	—	—	132,592
Payments to settle precombination stock awards	—	—	(9,062)	—	(9,062)
Proceeds received from investments in other companies	1,618	—	—	—	1,618
Payment for investment in subsidiary stock	(10,000)	—	—	10,000	—
Other	—	—	(937)	—	(937)
Net cash (used in) provided by investing activities	(495,853)	(7,063)	38,723	10,000	(454,193)

Cash flows from financing activities:
Repurchases of common stock	(851)	—	—	—	(851)
Payment of dividends	(67,474)	—	—	—	(67,474)
Proceeds from exercises of stock options	2,829	—	—	—	2,829
Principal payments under capital lease obligations	(35)	—	—	—	(35)
Proceeds from issuance of stock subscription	—	—	10,000	(10,000)	—
Change in due to/from affiliates, net	(15,676)	15,676	—	—	—
Other financing activities	(2,768)	—	—	—	(2,768)
Net cash (used in) provided by financing activities	(83,975)	15,676	10,000	(10,000)	(68,299)

Net (decrease) increase in cash and cash equivalents	(412,137)	509	43,585	—	(368,043)
Cash and cash equivalents, beginning of year	609,752	1,243	—	—	610,995
Cash and cash equivalents, end of year	$197,615	$1,752	$43,585	$—	$242,952

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statement of Cash Flows

Year Ended December 31, 2009

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities	$233,829	$(25,207)	$—	$—	$208,622

Cash flows from investing activities:
Purchases of property and equipment	(8,274)	(4,845)	—	—	(13,119)
Purchases of investments in marketable securities	(56,702)	—	—	—	(56,702)
Sales and maturities of investments in marketable securities	24,259	—	—	—	24,259
Proceeds received from investments in other companies	8,441	—	—	—	8,441
Net cash used in by investing activities	(32,276)	(4,845)	—	—	(37,121)

Cash flows from financing activities:
Repurchases of common stock	(22,340)	—	—	—	(22,340)
Payment of dividends	(30,006)	—	—	—	(30,006)
Proceeds from exercises of stock options	5,312	—	—	—	5,312
Principal payments under capital lease obligations	(36)	—	—	—	(36)
Change in due to/from affilites	(30,078)	30,078	—	—	—
Net cash (used in) provided by financing activities	(77,148)	30,078	—	—	(47,070)

Net increase in cash and cash equivalents	124,405	26	—	—	124,431
Cash and cash equivalents, beginning of year	485,347	1,217	—	—	486,564
Cash and cash equivalents, end of year	$609,752	$1,243	$—	$—	$610,995

EARTHLINK, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2008

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash flows from operating activities	$239,846	$(9,234)	$—	$—	$230,612

Cash flows from investing activities:
Purchases of property and equipment	(2,972)	(2,709)	—	—	(5,681)
Purchases of investments in marketable securities	(53,027)	—	—	—	(53,027)
Sales and maturities of investments in marketable securities	109,929	—	—	—	109,929
Purchases of subscriber bases	(1,232)	—	—	—	(1,232)
Proceeds received from investments in other companies	57,070	—	—	—	57,070
Other	65	—	—	—	65
Net cash provided by (used in) investing activities	109,833	(2,709)	—	—	107,124

Cash flows from financing activities:
Repurchases of common stock	(31,856)	—	—	—	(31,856)
Proceeds from exercises of stock options	8,139	—	—	—	8,139
Principal payments under capital lease obligations	(2,707)	—	—	—	(2,707)
Change in due to/from affilites	(10,539)	10,539	—	—	—
Other	1,425	—	—	—	1,425
Net cash (used in) provided by financing activities	(35,538)	10,539	—	—	(24,999)

Net increase (decrease) in cash and cash equivalents	314,141	(1,404)	—	—	312,737
Cash and cash equivalents, beginning of year	171,206	2,621	—	—	173,827
Cash and cash equivalents, end of year	$485,347	$1,217	$—	$—	$486,564